EXHIBIT 10.1

SECOND AMENDED AND RESTATED
ASSET MANAGEMENT AGREEMENT

by and between

PACIFIC ETHANOL, INC.,

and

PACIFIC ETHANOL HOLDING CO. LLC,
PACIFIC ETHANOL MADERA LLC,
PACIFIC ETHANOL COLUMBIA, LLC,
PACIFIC ETHANOL STOCKTON, LLC and
PACIFIC ETHANOL MAGIC VALLEY, LLC

Dated as of June 30, 2011

TABLE OF CONTENTS

Article I	DEFINITIONS	1
1.1	Definitions	1
1.2	Interpretation	8
Article II	APPOINTMENT	9
Article III	RESPONSIBILITIES OF MANAGER	9
3.1	Scope of Asset Management Services	9
3.2	Scope of Asset Preservation Services	11
3.3	Scope of O&M Services	12
3.4	Subcontracts	12
3.5	Standards for Performance of the Asset Management Services	13
3.6	Standards for Performance of the Asset Preservation Services and the O&M Services	13
3.7	Personnel Standards.	13
3.8	Training	13
3.9	Additional Obligations of Manager	13
3.10	Licenses and Permits	14
3.11	Records and Reports; Other Material Information	14
3.12	No Liens or Encumbrances	14
3.13	Emergency Action	14
3.14	Scope; Manager Authority	14
3.15	Retention of Control by Owners	15
3.16	Limitations on Performance	15
3.17	Deficiency of Funds	15
Article IV	ITEMS TO BE FURNISHED BY OWNERS	15
4.1	General	15
4.2	Information	15
4.3	Corn, Fuel and Other Materials	15
4.4	Cold Shutdown or Start Up of a Facility	15
Article V	DEVELOPMENT PROJECTS; FACILITY SERVICES	16
5.1	Development Projects	16
Article VI	REPORTING AND PERSONNEL	16
6.1	Accounts and Reports	16
6.2	Budget	17
6.3	Manager Representative	17
Article VII	LIMITATIONS ON AUTHORITY	18
Article VIII	COMPENSATION	19
8.1	Asset Management Fee	19
8.2	Sale Incentive Fee	19

8.3	Lien Waivers	20
8.4	Netting	20
8.5	Intentionally Left Blank	20
Article IX	TERM	20
9.1	Term	20
9.2	Owner Defaults and Manager Remedies	21
9.3	Manager Defaults and Owner Remedies	21
9.4	Termination for Convenience	22
9.5	Facility Condition at End of Term; Successor Manager.	22
9.6	Termination Payment; Manager Payment.	23
Article X	INSURANCE	23
10.1	Manager Insurance	23
10.2	Owners Insurance	25
10.3	Manager Insurance Premiums and Deductibles	25
10.4	Subcontractor Insurance	25
Article XI	INDEMNIFICATION	25
11.1	Owners’ Indemnity	25
11.2	Manager’s Indemnity	25
Article XII	LIABILITIES OF THE PARTIES	26
12.1	Maximum Liability of Manager	26
12.2	No Consequential or Punitive Damages	26
Article XIII	CONFIDENTIALITY	26
13.1	Owner’s Confidential Information	26
13.2	Manager’s Confidential Information	27
Article XIV	TITLE, DOCUMENTS AND DATA	27
14.1	Materials and Equipment	27
14.2	Documents	27
Article XV	FORCE MAJEURE	28
15.1	Events Constituting Force Majeure	28
15.2	Effect	28
15.3	Limitations	28
Article XVI	MISCELLANEOUS PROVISIONS	29
16.1	Assignment	29
16.2	Sale of Facilities	29
16.3	Cooperation in Financing	29
16.4	Access	29
16.5	Not for Benefit of Third Parties	30
16.6	Amendments	30
16.7	Survival	30
16.8	No Waiver	30

16.9	Notices	30
16.10	Representations and Warranties.	31
16.11	Counterparts and Execution	32
16.12	Governing Law	32
16.13	Entire Agreement	32
16.14	Severability	33
16.15	Successors and Assigns	33
16.16	Owner Agent	33
16.17	Independent Contractor	33
16.18	Captions; Appendices	33
16.19	No Novation	33
16.20	Several Liability	33

Appendices

Appendix A-1	Scope of Asset Management Services and Asset Preservation Services
Appendix A-2	Scope of O&M Services
Appendix B	Personnel Listing
Appendix C	Form of Report (Cold Shutdown)
Appendix D	Form of Report (Operating)
Appendix E	Budget

Exhibits

Exhibit I	Example Performance Bonus Calculation
Exhibit II	Example Sale Incentive Fee Calculation
Exhibit III	Example EBITDA Calculation

This SECOND AMENDED AND RESTATED ASSET MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2011 by and between Pacific Ethanol Holding Co. LLC, a Delaware limited liability company (“Pacific Holding”), Pacific Ethanol Madera LLC, a Delaware limited liability company (“Madera”), Pacific Ethanol Columbia, LLC, a Delaware limited liability company (“Boardman”), Pacific Ethanol Stockton, LLC, a Delaware limited liability company (“Stockton”), and Pacific Ethanol Magic Valley, LLC, a Delaware limited liability company (“Burley” and, together with Madera, Boardman and Stockton, an “Owner” and collectively “Owners”), Pacific Holding as Owner Agent (“Owner Agent”) and Pacific Ethanol, Inc., a Delaware corporation (“Manager”).  Owners and Manager are each individually referred to herein as a “Party” and collectively are referred to herein as the “Parties”.
RECITALS

WHEREAS, the Parties hereto were previously party to that certain Amended and Restated Asset Management Agreement, dated as of October 15, 2010 (the “Prior Agreement”) pursuant to which Manager provided various services to the Owners;

WHEREAS, Owners have entered into the Credit Agreement (as defined below) to provide funds for the working capital requirements of Owners and for other purposes permitted under the Credit Agreement;

WHEREAS, as a condition precedent to the obligation of the lenders party to the Credit Agreement to make loans or other extensions of credit to Owners, Owners are required to engage Manager to provide certain management services to Owners; and

WHEREAS, Manager desires to provide such management services.

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and adequate consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1   Definitions.  Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned thereto in the Credit Agreement.  The following terms shall have the meanings set forth below when used in this Agreement:

“Act of Insolvency” means, with respect to any Person, any of the following:  (a) commencement by such Person of a voluntary proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (b) the filing of an involuntary proceeding against such Person under any jurisdiction’s bankruptcy, insolvency or reorganization law which is not vacated within 60 days after such filing; (c) the admission by such Person of the material allegations of any petition filed against it in any proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (d) the adjudication of such Person as bankrupt or insolvent or the winding up or dissolution of such Person; (e) the making by such Person of a general assignment for the benefit of its creditors (assignments for a solvent financing excluded); (f) the appointment of a receiver or an administrator for all or a substantial portion of such Person’s assets, which receiver or administrator, if appointed without the consent of such Person, is not discharged within 60 days after its appointment; or (g) the occurrence of any event analogous to any of the foregoing with respect to such Person occurring in any jurisdiction.

“Affiliate” of a specified Person means any corporation, partnership, sole proprietorship or other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified.  The term “control” means the ownership, either direct or indirect, of twenty-five percent (25%) or more of the voting securities (or comparable equity interests) or other ownership interests of a Person, or the possession, either direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

“Agreement” means this Second Amended and Restated Asset Management Agreement, including all appendices hereto, as the same may be modified, supplemented or amended from time to time in accordance with the provisions hereof.

“Asset Management Fee” has the meaning assigned to such term in Section 8.1.

“Asset Management Services” has the meaning assigned to such term in Section 3.1.

“Asset Preservation Services” has the meaning assigned to such term in Section 3.2.

“Asset Sale Proceeds” in respect of a Facility means the cash proceeds received from the sale of such Facility net of reasonable attorney’s fees, investment banking fees, accounting fees and other fees and all taxes applied or estimated (as determined in good faith by Owner of such Facility) required to be paid or that become due within the following 12 months as a result of such sale and any amounts escrowed or deferred (provided that when released such escrowed or deferred amounts shall be Asset Sale Proceeds when received).

“Availability of Funds” means, with respect to any obligation that constitutes a Manager Expense, an Operating Disbursement or a Direct Reimbursement Expense, that sufficient funds have been provided by Owners and are available to Manager to pay such obligation.  For sake of clarity, with respect to costs for Manager’s obligations constituting Manager Expenses, Availability of Funds means that the Asset Management Fee has been paid, without regard to the actual costs necessary to be incurred by Manager to fulfill such obligations.

“Boardman Corn Supply Agreement” means the Amended and Restated Corn Procurement and Handling Agreement between Pacific AG. Products, LLC and Boardman dated as of June 30, 2011, and any other agreement relating to the procurement of corn for the Boardman Facility.

“Boardman Ethanol Sales and Marketing Agreement” means the Amended and Restated Ethanol Marketing Agreement between Boardman and Kinergy Marketing, LLC, dated as of June 30, 2011, and any other agreement relating to the sale of ethanol from the Boardman Facility.

“Boardman Facility” means the Facility owned by Boardman.

“Boardman Facility Agreements” means this Agreement, the Boardman Corn Supply Agreement, the Technology Licensing Agreement to which Boardman is a party, the Boardman Ethanol Sales and Marketing Agreement, the Boardman WDG Sales and Marketing Agreement, and such other or additional material agreements entered into by Boardman with respect to the operation and maintenance of the Boardman Facility.

“Boardman WDG Sales and Marketing Agreement” means the Amended and Restated Distillers Grains Marketing Agreement between Boardman and Pacific Ag Products, LLC, dated as of June 30, 2011, and any other agreement relating to the sale of distillers grains from the Boardman Facility.

“Budget” means the Budget attached hereto as Appendix E, as amended or modified from time to time in accordance with Section 6.2.

“Burley Corn Supply Agreement” means the Amended and Restated Corn Procurement and Handling Agreement between Pacific AG. Products, LLC and Burley dated as of June 30, 2011, and any other agreement relating to the procurement of corn for the Burley Facility.

“Burley Ethanol Sales and Marketing Agreement” means the Amended and Restated Ethanol Marketing Agreement between Burley and Kinergy Marketing, LLC, dated as of June 30, 2011, and any other agreement relating to the sale of ethanol from the Burley Facility.

“Burley Facility”  means the Facility owned by Burley.

“Burley Facility Agreements” means this Agreement, the Burley Corn Supply Agreement, the Technology Licensing Agreement to which Burley is a party, the Burley Ethanol Sales and Marketing Agreement, the Burley WDG Sales and Marketing Agreement, and such other or additional material agreements entered into by Burley with respect to the operation and maintenance of the Burley Facility.

“Burley WDG Sales and Marketing Agreement” means the Amended and Restated Distillers Grains Marketing Agreement between Burley and Pacific Ag Products, LLC, dated as of June 30, 2011, and any other agreement relating to the sale of distillers grains from the Burley Facility.

 “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Sacramento, California or New York, New York are required or authorized to be closed.

“Consistent with Past Practices” means consistent with those practices previously utilized by the Manager with respect to a Facility pursuant to the Prior Agreement.

 “Consumables” means all items consumed, or needing regular, periodic replacement or replenishment by Manager in the performance of services pursuant to this Agreement, including, but not limited to, chemicals, hand tools, catalysts, lubricants, rags, oils, filter media, ammonia, additives, anti-corrosion devices, gases (CO2, O2, halon, etc.), and other expendable materials.

“Credit Agreement” means the Credit Agreement, dated June 25, 2010, among Owners, Owner Agent, each of the Lenders from time to time party thereto, WestLB AG, New York Branch, as Administrative Agent and Collateral Agent, and Amarillo National Bank, as accounts bank, as the same may be amended, restated, modified or otherwise supplemented from time to time.

“Direct Reimbursement Expenses” means those expenses included in the line items of the Budget under the category “Asset Management Agreement-Direct Reimbursement.”

“EBITDA” means, with respect to an Owner, the earnings of such Owner before interest, taxes, depreciation and amortization, reorganization adjustments, financing charges and fees, current month lower cost or market inventory adjustment, and other lender related expenses calculated in accordance with Exhibit III.

“EBITDA per Gallon of Operating Capacity” of a Facility means the quotient obtained by dividing EBITDA by Operating Capacity.

“Effective Date” has the meaning assigned to such term in Section 9.1.

“Environmental Law” means any statute, law, regulation, ordinance, rule, judgment, order, decree, legally binding directive or requirement, or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by a Governmental Authority, relating to the environment, health or safety as affected by the environment or any Hazardous Material as now or hereinafter in effect.

“Extension Notice” has the meaning assigned to such term in Section 9.1.

“Facility” means an ethanol production facility owned by an Owner including (a) all equipment associated with the operation of such facility and forming part thereof, (b) the storage space for corn, ethanol and wet distillers grains, (c) administrative offices and building structures housing facility equipment, (d) site improvements such as roads, railroad spur lines, barge docks and fencing, and (e) the Loading/Unloading Facilities and (f) piping, structures and equipment for the delivery of ethanol and wet distillers grains and for water, fuel, sewer, waste water discharge and other Consumables required for facility operation and maintenance.

“Facility Agreements” means the Boardman Facility Agreements, the Burley Facility Agreements, the Madera Facility Agreements and the Stockton Facility Agreements.

“Facility Manuals” means Facility equipment manuals, system descriptions, system operating instructions, equipment maintenance instructions and pertinent design documentation as developed by the construction contractor of the Facility and/or Plant Designer.

“Facilities Records” has the meaning assigned to such term in Section 3.11.1.

“Force Majeure Event” has the meaning assigned to such term in Section 15.1.

“Governmental Authority” means any United States federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollution,” “pollutants,” “regulated substances,” or works of similar import, under the Environmental Laws, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. §1801 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); or in the regulations promulgated pursuant to said laws; (c) any Material of Environmental Concern as defined in the Credit Agreement; and (d) any other chemical, material, substance or waste declared to be hazardous, toxic, or polluting material by any Governmental Authority, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority.

“Law” means any law, statute, act, legislation, bill, enactment, policy, treaty, international agreement, ordinance, judgment, injunction, award, decree, rule, regulation, interpretation, determination, requirement, writ or order of any Governmental Authority.

“Liabilities” has the meaning assigned to such term in Section 11.1.

“Loading/Unloading Facilities” means the rail spurs, barge and/or truck docks located at a Facility, and all loading and unloading equipment and facilities with respect thereto located at such Facility, including, but not limited to, all conveyors, lifts and elevators used in connection with movement of materials and  products (including grain and grain products) in and out of the Storage Silos and other locations at a Facility.

“Madera Corn Supply Agreement” means any agreement relating to the procurement of corn for the Madera Facility.

“Madera Ethanol Sales and Marketing Agreement” means any agreement relating to the sale of ethanol from the Madera Facility.

“Madera Facility”  means the Facility owned by Madera.

“Madera Facility Agreements” means this Agreement, the Madera Corn Supply Agreement, the Technology Licensing Agreement to which Madera is a party, the Madera Ethanol Sales and Marketing Agreement, the Madera WDG Sales and Marketing Agreement, and such other or additional material agreements entered into by Madera with respect to the operation and maintenance of the Madera Facility.

“Madera WDG Sales and Marketing Agreement” means any agreement relating to the sale of distillers grains from the Madera Facility.

“Magic Valley Air Permit” means a final, non-appealable air quality permit required to operate the Magic Valley Facility at not less than nameplate capacity.

“Magic Valley Facility” means the Facility owned by Burley.

“Manager” has the meaning assigned to such term in the Preamble.

“Manager Account” means a depositary account designated by Manager, from time to time, which account shall be under the sole dominion and control of Manager and located in a banking institution designated by Manager.

“Manager Expenses” means the expenses incurred by Manager in performing the Services that are to be for the account of Manager, as specified in the Manager Expense portion of the Budget.

“Manager Indemnified Person” has the meaning assigned to such term in Section 11.2.

“Manager Information” has the meaning assigned to such term in Section 13.2.

“Manager Proprietary Property” has the meaning assigned to such term in Section 9.5(a).

“NewCo” means New PE Holdco LLC, a Delaware limited liability company and the owner on the date hereof, directly or indirectly, of all the equity interests in Owner Agent and each Owner.

“Operating Capacity” means 57,142,857 un-denatured gallons annually in the case of each of the Magic Valley and the Stockton Facilities and 38,095,238 un-denatured gallons annually in the case of each of the Boardman and Madera Facilities, plus, in each case, the actual gallons of denaturant used annually with regard to any Facility not in Cold Shutdown.

“Operating Disbursements” means those expenses included in the line items of the Budget under the category “Operating Disbursements”.

“O&M Services” has the meaning assigned to such term in Section 3.3.

“Owner Agent” has the meaning assigned to such term in the Preamble

“Owners” has the meaning assigned to such term in the Preamble.

“Owner Indemnified Person” has the meaning assigned to such term in Section 11.1.

“Party” has the meaning assigned to such term in the Preamble.

“Permits” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Law, and shall include all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of each Facility.

“Person” means any individual, partnership, corporation, association, business, trust, government or political subdivision thereof, governmental agency or other entity.

“Plant Designer” means Delta-T Corporation.

“Prior Agreement” has the meaning assigned to such term in the Recitals.

“Prudent Ethanol Practices” means those reasonable practices, methods and acts that (i) are commonly used in the regions where the Facilities are located to manage and maintain ethanol production, distribution, equipment and associated facilities of the size and type that comprise the Facilities safely, reliably, and efficiently and in compliance with applicable Laws, manufacturers’ warranties and manufacturers’ and licensor’s recommendations and guidelines, and (ii) in the exercise of reasonable judgment, skill, diligence, foresight and care are expected of an ethanol plant manager, in order to efficiently accomplish the desired result consistent with safety standards, applicable Laws, manufacturers’ warranties and manufacturers’ recommendations, in each case taking into account whether a Facility is in operation or is in Cold Shutdown.  Prudent Ethanol Practices does not necessarily mean one particular practice, method, equipment specifications or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“Sale Price per Gallon” in respect of a Facility (or the equity interests in Owner of such Facility) means the quotient obtained by dividing (i) the excess of (x) Asset Sale Proceeds in respect of such Facility (or such equity interests) over (y) the pro rata portion of the Loans allocated (on the basis of relative Operating Capacities) to such Facility by (ii) the Operating Capacity of such Facility.

“Services” means, collectively, the Asset Management Services, the Asset Preservation Services and the O&M Services and any other services provided by or on behalf of the Manager with respect to the Facilities in accordance with this Agreement.

“Sponsor Support Agreement” means that certain Amended and Restated Sponsor Support Agreement, dated as of October 22, 2008, among Owner Agent, Manager and WestLB AG, New York Branch, as Administrative Agent.

“Stockton Completion Obligation” means those actions required to be taken to cause the Stockton Facility to achieve Final Completion (as defined in the Pre-Petition Credit Agreement) including receipt of all Permits.

“Stockton Corn Supply Agreement” means the Amended and Restated Corn Procurement and Handling Agreement between Pacific AG. Products, LLC and Stockton dated as of June 30, 2011, and any other agreement relating to the procurement of corn for the Stockton Facility.

“Stockton Ethanol Sales and Marketing Agreement” means the Amended and Restated Ethanol Marketing Agreement between Stockton and Kinergy Marketing, LLC, dated as of June 30, 2011, and any other agreement relating to the sale of ethanol from the Stockton Facility.

“Stockton Facility”  means the Facility owned by Stockton.

“Stockton Facility Agreements” means this Agreement, the Stockton Corn Supply Agreement, the Technology Licensing Agreement to which Stockton is a party, the Stockton Ethanol Sales and Marketing Agreement, the Stockton WDG Sales and Marketing Agreement, and such other or additional material agreements entered into by Stockton with respect to the operation and maintenance of the Stockton Facility.

“Stockton WDG Sales and Marketing Agreement” means the Amended and Restated Distillers Grains Marketing Agreement between Stockton and Pacific Ag Products, LLC, dated as of June 30, 2011, and any other agreement relating to the sale of distillers grains from the Stockton Facility.

“Storage Silos” means Owners’ grain storage silos located at a Facility.

“Supplemental Termination Payment” means the product obtained by multiplying  (i) the difference between (x) sixty (60) and (y) the number of days notice (fewer than sixty (60)) that Manager is given  pursuant to clause (y) of Section 9.4 by (ii) the quotient of (x) the Asset Management Fee with respect to the relevant Facility divided by (y) 30.

“Technology Licensing Agreement” means (i) each License for Technology between an Owner of a Facility (other than Madera) and Plant Designer, each dated as of September 6, 2006  and (ii) the License for Technology between Madera and Plant Designer, dated as of September 1, 2005 in each case, as such agreement may from time to time be amended.

“Termination Payment” has the meaning assigned to such term in Section 9.6.1.

1.2   Interpretation.  The following interpretations and rules of construction shall apply to this Agreement:

(a)   titles and headings are for convenience only and will not be deemed part of this Agreement for purposes of interpretation;

(b)   unless otherwise stated, references in this Agreement to “Sections,” “Appendices” or “Articles” refer, respectively, to Sections, Appendices or Articles of this Agreement;

(c)   “including” means “including, but not limited to”, and “include” or “includes” means “include, without limitation” or “includes, without limitation”;

(d)   “hereunder”, “herein”, “hereto” and “hereof”, when used in this Agreement, refer to this Agreement as a whole and not to a particular Section or clause of this Agreement;

(e)   in the case of defined terms, the singular includes the plural and vice versa;

(f)   unless otherwise indicated, all accounting terms not specifically defined shall be construed in accordance with generally accepted accounting practices in the United States;

(g)   unless otherwise indicated, each reference to a particular Law is a reference to such Law as it may be amended, modified, extended, restated or supplemented from time to time, as well as to any successor Law thereto;

(h)   unless otherwise indicated, references to agreements shall be deemed to include all subsequent amendments, supplements and other modifications thereto; and

(i)   unless otherwise indicated, each reference to any Person shall include such Person’s successors and permitted assigns.

ARTICLE II

APPOINTMENT

Owners hereby appoint and retain Manager to provide the Services from the Effective Date on the terms and conditions set forth in this Agreement.  Manager hereby accepts such appointment and agrees to perform the Services in accordance with the terms and conditions set forth in this Agreement.

ARTICLE III

RESPONSIBILITIES OF MANAGER

3.1   Scope of Asset Management Services.  With respect to each Facility, commencing on the Effective Date, subject to the terms of this Agreement and the Availability of Funds, Manager shall perform, or cause to be performed, the following services with respect to such Facility (collectively, the “Asset Management Services”):

3.1.1   Administration of Financing Documents.  Subject to the terms of this Agreement and the direction of Owner Agent, Manager shall administer the Owners’ compliance with all covenants and obligations set forth in the Financing Documents, including monitoring compliance with the Financing Documents and advising Owners as to their compliance obligations thereunder and providing Owner Agent with Manager’s analysis and recommendations regarding the application of the Financing Documents.  In furtherance of the foregoing, Appendix A-1 sets forth various time and certification requirements regarding Manager’s furnishing to Owner of various reports, budgets and other submissions for review by Owner prior to the submission of same to the Administrative Agent.  For convenience, Appendix A-1 also sets forth the time and requirements for reports called for by this Agreement and the Facility Agreements.   Manager shall not take any action that would reasonably be expected to cause any Owner to contravene such Owner’s obligations under the Financing Documents.  Manager shall be authorized to deal directly with the Administrative Agent and the Collateral Agent on behalf of Owners with respect to routine matters and to receive notifications from the Administrative Agent and the Collateral Agent pursuant to the Financing Documents.  Manager shall reasonably cooperate with the Administrative Agent, the Collateral Agent and the Consultants.  The parties to this Agreement hereby agree that the terms of this Agreement shall not vary or amend the obligations of any Owner under any Financing Document to which such Owner is a party or subject Manager to any obligations under the Financing Documents.

3.1.2   Billing and Collection of Revenues.  Manager shall implement and maintain billing and collection procedures in respect of all accounts receivable and other amounts due Owners.

3.1.3   Bank Accounts and Disbursement of Funds.  Manager shall establish and/or maintain on behalf of and in the name of the applicable Owner one or more bank accounts as may be required by the applicable Owner or the Financing Documents.  Subject to availability of adequate funds in such accounts, Manager shall withdraw from such accounts such funds as may be necessary  to pay such Owner’s Operating Disbursements and Direct Reimbursement Expenses in accordance with the Budget.

3.1.4   Accounting and Documentation.  Manager shall provide full bookkeeping, accounting (including tax accounting), and record keeping services to Owners as required from time to time by Owners and the Financing Documents.

3.1.5   Insurance.  Manager shall implement Owners’ insurance programs, including procuring and maintaining any and all insurance required to be maintained by Owners under the Financing Documents.  Manager also shall be responsible for administering all claims, arranging for all payments, and making all collections on behalf of Owners under insurance policies covering Owners.

3.1.6   Licenses and Permits.  Manager shall monitor and use commercially reasonable efforts to assist each Owner with its respective obligations to maintain compliance with any required permits, licenses and governmental approvals required and obtained by or for an Owner in connection with the ownership or operation of its Facility.  Manager shall, upon request by any Owner, prepare or cause the preparation of any application, filing or notice related thereto, shall cause such materials to be submitted to, and shall represent Owner in contacts with, the appropriate governmental agency, and shall perform all ministerial or administrative acts necessary for timely issuance and the continued effectiveness thereof.  Copies of all permits, licenses and governmental approvals obtained by or for an Owner pursuant hereto shall be maintained by Manager at its offices and at the respective Facility sites.

3.1.7   Public Relations.  Manager shall coordinate all public and community relations matters of Owners with respect to the Facilities as directed by Owner Agent.  Notwithstanding the foregoing, the Manager shall not issue (nor have any obligation to issue) any press release regarding an Owner or a Facility without the prior written consent of such Owner.

3.1.8   Reports and Budgets.  Manager shall prepare and distribute, or cause to be prepared and distributed, all financial or other reports, budgets (including the Budget), estimates, tax returns and other information required to be prepared and distributed by Owners pursuant to the Financing Documents.

3.1.9   Dispute Resolution.  Subject to the directions of Owner Agent, Manager shall manage any litigation, arbitration, or other proceedings involving any Facility (except any litigation, arbitration, or other proceedings involving Manager).  Manager shall obtain Owner Agent’s written approval prior to commencing any litigation, arbitration or other proceeding on behalf of an Owner and Manager shall periodically advise Owner Agent on the status of each litigation, arbitration and other proceeding involving any Facility.  In addition, notwithstanding the foregoing, except as otherwise authorized by Owner Agent, Manager shall not settle any claim brought by or against an Owner without the prior written approval of Owner Agent.

3.1.10   Materials.  Manager shall provide all materials necessary for the performance of the Asset Management Services and shall provide appropriate office space for its personnel performing the Asset Management Services.

3.1.11   Sale of Facilities.  Manager shall use commercially reasonable efforts to assist Owners with the sale of the Facilities.

3.1.12   Offices.  Manager shall maintain the principal office of each Owner and arrange for the provision of cleaning, security and other necessary services with respect to each such office and to each Facility.

3.1.13   Consultation.  Manager shall consult with Owner Agent on all aspects of the preservation, operation and maintenance of each Facility, at such places and times as Owner Agent may reasonably request.

3.1.14   Other.  Manager shall use commercially reasonable efforts to provide any other assistance or services reasonably requested by Owners that are consistent with the foregoing services and necessary for, or materially beneficial to, the management or administration of the Facilities including the services set forth in Appendix A-1.

3.2   Scope of Asset Preservation Services.  With respect to each Facility that is in Cold Shutdown, subject to the terms of this Agreement and the Availability of Funds, Manager shall perform, or cause to be performed, the following services with respect to such Facility (collectively, the “Asset Preservation Services”):

3.2.1   Layup Services.  Manager will take all commercially reasonable steps to ensure that site security measures, equipment preservation and general site maintenance is conducted in order to support a cost effective return of each Facility to operational status once schedules therefor are established by Owners and communicated to Manager.  Manager shall:

(a)   be in complete charge of, and have care and custody over, each  Facility;

(b)   perform, or cause to be performed on behalf of Owners, all maintenance of each Facility Consistent with Past Practice; and

(c)   perform periodic  inspections Consistent with Past Practice.

3.2.2   Waste Management.  Subject to Environmental Laws and any permits maintained with respect to each Facility by its Owner or Manager, Manager shall be responsible for the onsite management of all wastes generated by or used in the preservation of each Facility.

3.2.3   Other.  Manager shall use commercially reasonable efforts to provide any other assistance or services reasonably requested by Owners that are consistent with the foregoing services, Consistent with Past Practices and necessary for, or materially beneficial to, the preservation of the Facilities including the services set forth in Appendix A-1.

3.3   Scope of O&M Services.  With respect to each Facility that is not in Cold Shutdown, commencing on the Effective Date and subject to the terms of this Agreement, the Availability of Funds and Consistent with Past Practices, Manager shall perform, or cause to be performed, the following services (collectively, the “O&M Services”):

3.3.1   Operations and Maintenance.  Manager shall operate and maintain each such Facility.  Manager shall:

(a)   perform, or cause to be performed on behalf of such Facility, all operations and maintenance of such Facility;

(b)   supply, or cause to be supplied, all goods and materials, including spare parts, required to operate and maintain such Facility;

(c)   maintain, control and store such Facility’s equipment and spare parts inventory;

(d)   perform periodic inspections; and

(e)   coordinate compliance by Owner with the applicable Facility Agreements.

3.3.2   Waste Management.  Subject to Environmental Laws and any permits maintained with respect to such Facility by Owner of such Facility or Manager, Manager shall be responsible for the onsite management of all wastes generated by or used in the operation or maintenance of such Facility.

3.3.3   Other.  Manager shall use commercially reasonable efforts to provide any other assistance or services reasonably requested by Owner of such Facility, that are consistent with the foregoing services and necessary for, or materially beneficial to, the operations and maintenance of such Facility, respectively, including the services set forth in Appendix A-2.

3.4   Subcontracts.  Manager shall not enter into any subcontract for the services described herein without the prior written consent of Owner Agent; provided that Manager shall be permitted to subcontract certain of the Services relating to the maintenance and operation of the Facilities to Affiliates of Manager (other than Owners) Consistent with Past Practices (it being understood that Manager shall remain primarily liable for any services performed by any subcontractor).

3.5   Standards for Performance of the Asset Management Services.  Manager shall perform the Asset Management Services in a prudent, businesslike and efficient manner in accordance with (i) all applicable Laws (including Environmental Laws) and Permits, (ii) the applicable terms and conditions of the Financing Documents and (iii) this Agreement.

3.6   Standards for Performance of the Asset Preservation Services and the O&M Services.  Subject to Availability of Funds and Consistent with Past Practices, Manager shall perform the Asset Preservation Services and the O&M Services in accordance with (i) the Facility Manuals, (ii) all applicable Laws (including Environmental Laws) and Permits, (iii) Prudent Ethanol Practices, (iv) the applicable Facility Agreements and (v) this Agreement.  Manager shall obtain and maintain in effect all licenses and permits required to allow Manager to do business or perform its services hereunder in the jurisdictions where such services are to be performed except where the failure to do so shall not adversely affect Manager’s ability to perform its obligations under this Agreement.

3.7   Personnel Standards.

3.7.1   Manager shall provide and make available as necessary, in accordance with the requirements of this Agreement, all labor and professional, supervisory and managerial personnel as are required to perform its services hereunder in accordance with the terms hereof.  Such personnel shall be qualified and experienced in the duties to which they are assigned and shall be the employees of Manager or its Affiliates, and their working hours, rates of compensation and all other matters relating to their employment shall be determined solely by Manager.  Manager shall retain sole authority, control and responsibility with respect to its employment policy in connection with the performance of its obligations hereunder.  A preliminary listing of personnel that Manager anticipates will be necessary to operate, preserve  and/or maintain each Facility in its current state of operation or Cold Shutdown as applicable as such state may change from time to time, including function, the number of such positions and the date by which such personnel should be hired, is set forth in Appendix B, it being understood that such listing is non-binding and shall be revised from time to time (but not less frequently than quarterly, if changes have occurred) by Manager in consultation with Owner Agent.

3.7.2   Upon the written request of Owner Agent, Manager shall remove from each site and each Facility workforce, any employee or subcontractor.

3.8   Training.  Manager shall maintain regular training procedures approved by Owner Agent in the exercise of its reasonable judgment and discretion.  Such procedures shall be adequate to keep Manager’s personnel informed and knowledgeable regarding the operation and maintenance of each Facility.

3.9   Additional Obligations of Manager.  Anything contained herein to the contrary notwithstanding and without regard to Availability of Funds, Manager shall (i) take all actions as may be necessary to cause the Stockton Facility to satisfy the Stockton Completion Obligation and (ii) perform its obligations under Section 2.01(b) of the Sponsor Support Agreement to cause the Magic Valley Facility to obtain the Magic Valley Air Permit. This Section 3.9 shall not be deemed to make Manager a party to the Facility Agreements (other than this Agreement) or to impose any obligations on Manager under the Facility Agreements (other than this Agreement).

3.10   Licenses and Permits.  Manager has reviewed and shall continue to review all Laws and regulations containing or establishing compliance requirements in connection with the operation and maintenance of each Facility and applicable to Manager in connection with its obligations under this Agreement, and assist Owners in securing and complying with, as appropriate, all Permits necessary for the operation and maintenance of each Facility (and renewals or replacements of the same), including those relating to Facility operation, waste water and sewer use and treatment, chemical and other waste including Hazardous Materials; provided, however, that all such permits, licenses and approvals relating to Hazardous Materials shall be in the name of Owners except for any individual licenses or permits required under Section 3.6.  Manager shall also initiate and maintain precautions and procedures necessary to comply with applicable provisions of all such Laws (including Environmental Laws), including those related to prevention of injury to persons or damage to property at each Facility.

3.11   Records and Reports; Other Material Information

3.11.1   Records and Reports.  Manager shall prepare and maintain logs, records and reports documenting the operation and maintenance of each Facility including all information and reports required by applicable Laws or beneficial for proper operation and maintenance of each Facility in accordance with Prudent Ethanol Practices.  Manager shall also prepare reports and data related to the maintenance of Hazardous Materials onsite at each Facility in a manner complying with applicable Environmental Laws, and shall maintain current revisions of the drawings, specifications, lists, clarifications and other materials provided to Manager by Owners, construction contractors and/or Plant Designer.  Appendix A-1 details timing and certification requirements relating to certain of such reports.  Copies of all such reports that may be submitted to any Governmental Authority by Manager shall be transmitted to Owner Agent. All such reports and other documents specified in this Section 3.11.1 are referred to as the “Facilities Records”.

3.11.2   Other Material Information.  Manager shall promptly submit to Owner Agent any material information that it or any of its Affiliates may have concerning new or significant developments relating to any Facility and, upon Owner Agent’s reasonable request, shall promptly submit any other information that it or any of its Affiliates may have concerning any Facility or the services performed by Manager hereunder.

3.12   No Liens or Encumbrances.  Manager shall keep and maintain each Facility free and clear of all liens and encumbrances resulting from the action of Manager or work done at the request of or by Manager.

3.13   Emergency Action.  In the event of an emergency affecting the safety or protection of Persons or endangering a Facility or property located at a Facility, Manager shall promptly notify Owner Agent and, take prompt action to attempt to prevent any damage, injury or loss resulting from such emergency.

3.14   Scope; Manager Authority.  On at least 60 days prior written notice, Owner Agent may revoke or rescind all or any material part of the authority granted to Manager or materially reduce or materially restrict the scope of the Services.

3.15   Retention of Control by Owners.  Notwithstanding anything in this Agreement to the contrary, Owners and Manager expressly acknowledge and agree that:  (a) this Agreement does not convey ownership or control over the Facilities from Owners to the Manager; and (b)  Owners retain ultimate decision-making authority with respect to the Facilities, including ultimate decision-making authority relating to the operation of, and sale of products produced by, the Facilities.

3.16   Limitations on Performance.  Notwithstanding anything herein to the contrary, none of the following shall result in a breach of Manager’s obligations under this Agreement to the extent caused by:  (i) lack of Availability of Funds, (ii)  Force Majeure Events or (iii) any failure by Owners to perform their respective obligations under this Agreement.

3.17   Deficiency of Funds.  If funds shall not be sufficient to make applicable disbursements for Operating Disbursements or Direct Reimbursement Expenses, Manager shall promptly notify Owner Agent and Owner Agent shall promptly provide the required funds, subject to the terms of this Agreement.  Manager, in its sole discretion, may elect (but shall not be obligated), to advance any such funds for the account of Owners, and Owner Agent shall promptly reimburse Manager for any such advances properly made by Manager in accordance with the terms of this Agreement.  Manager shall use commercially reasonable efforts to keep Owner Agent advised as to projected cash deficits so as to permit the orderly funding thereof by Owner Agent.

ARTICLE IV

ITEMS TO BE FURNISHED BY OWNERS

4.1   General.  Owners shall furnish to Manager, at Owners’ expense, the information, services, materials and other items described in this Article IV.  All such items shall be made available at such times and in such manner as may be reasonably required for the expeditious and orderly performance of the Services by Manager.

4.2   Information.  Owners shall provide copies of the Facility Agreements and the Facility Manuals to Manager as well as technical, operational and other Facility information reasonably available to Owners or in Owners’ possession and necessary for the performance of the Services.  Subject to the standards of performance set forth in Article III, Manager shall be entitled to rely upon such information in the performance of the Services.

4.3   Corn, Fuel and Other Materials.  During the period in which Manager is required to provide O&M Services to a Facility, Owner of such Facility shall be responsible for furnishing and delivering to such Facility: (a) corn, (b) water, (c) natural gas, (d) electricity, (e) denaturant, and (f) any other materials necessary for the operation of such Facility, in each case, in sufficient quantities to produce ethanol and wet distillers grains in accordance with the applicable Facility Agreements.

4.4   Cold Shutdown or Start Up of a Facility.  From time to time, upon not less than sixty (60) days notice to Manager, Owner Agent or Owner of a Facility may elect to recommence operations of such Facility that is then in Cold Shutdown or to place such Facility in Cold Shutdown.  Within ten (10) days of receipt of any such notice, Manager shall provide Owner’s Agent and Owner of such Facility with a budget for any costs to be incurred with such recommencing operation or Cold Shutdown.  Upon agreement of Manager, Owner Agent and Owner of such Facility with respect to such budget, and the concurrence therewith by the Administrative Agent, Manager shall recommence operations or place such Facility in Cold Shutdown, as applicable.

ARTICLE V

DEVELOPMENT PROJECTS;  FACILITY SERVICES

5.1   Development Projects.  If, during the term of this Agreement, Manager intends to develop or pursue any business opportunity that involves or promotes any Facility assets, properties located adjacent to the Facilities or products produced at the Facilities, then Manager shall notify Owners of such opportunity, including providing reasonable detail thereof (following Owners’ execution of a reasonable and customary confidentiality and non-intervention agreement, if required by Manager), and Manager agrees to negotiate, in good faith, Owners participating in such business opportunity on terms mutually acceptable to the parties.  Notwithstanding the foregoing, Manager (i) shall not be under any obligation to include any Owner in any transaction regarding any such opportunities and Owners shall have no right to participate in any such transaction, (ii) shall be free to pursue and engage in such opportunity with any or no party as Manager shall in its sole and absolute discretion deem appropriate, (iii) shall be free to negotiate concurrently with third parties regarding such opportunity and (iv) may cease discussions with Owners regarding any such opportunity at any time and in Manager’s sole discretion.

ARTICLE VI

REPORTING AND PERSONNEL

6.1   Accounts and Reports.  Manager shall furnish or cause to be furnished to Owner Agent (i) the reports required to be delivered to the Administrative Agent pursuant to the Financing Documents and (ii) the following reports and information:

6.1.1   CS Reports.  (a) With respect to each Facility that is in Cold Shutdown, as soon as available and in any event within 25 days following the end of each calendar month, Manager shall submit to Owner Agent a summary report in the form attached hereto as Appendix C, which report shall include, with respect to each Facility, a numerical and narrative assessment in respect of such month of (i) the Facility’s compliance with each category in the Budget, (ii) plant availability, (iii) cash receipts and disbursements including balances in the Accounts, (iv) major maintenance activity, (v) material casualty losses (whether or not covered by insurance), (vi) disputes with any contractor, materialman, supplier or other Person and any related claims against any Owner, (vii) compliance with governmental permits, and (viii) a comparison of figures to corresponding figures provided in the prior month.

(b)   With respect to each Facility that is in Cold Shutdown, as soon as practicable and in any event within 25 days following the end of each calendar quarter, Manager shall submit to Owner Agent a summary report containing the information required to be provided pursuant to Section 6.1.1(a) for the quarter then ended.

6.1.2   Operating Reports.  With respect to each Facility that is not in Cold Shutdown, as soon as available and in any event within 25 days following the end of each calendar month, Manager shall submit to Owner Agent a summary report in the form attached hereto as Appendix D, which report shall include, with respect to each such Facility, a numerical and narrative assessment in respect of such month of (i) each such Facility’s compliance with each category in the Budget, (ii) ethanol and WDG production and delivery, (iii) corn deliveries and use, (iv) plant availability, (v) cash receipts and disbursements including balances in the Accounts, (vi) major maintenance activity, (vii) material casualty losses (whether or not covered by insurance), (viii) disputes with any contractor, materialman, supplier or other Person and any related claims against the Owner of each such Facility, (ix) compliance with governmental permits, and (x) a comparison of figures to corresponding figures provided in the prior month.

6.1.3   Manager Report.  As soon as available and in any event within ten (10) days after the filing thereof, Manager shall submit to Owner Agent and the Administrative Agent copies of all reports filed by Manager or any Affiliate with the Securities and Exchange Commission, any communications or information provided by Manager to its shareholders, and the monthly financial statements of Kinergy Marketing LLC as provided to its working capital lenders.  Each report shall be certified as complete and correct by an Authorized Officer of Manager.

6.1.4   Other Information.  Any other information concerning the Services, Owners or the Facilities or reasonably requested by Owner Agent regarding any Facility or the Services.

6.2   Budget.  The Budget sets forth the budgeted amounts for all Operating Disbursements and Direct Reimbursement Expenses and for the Asset Management Fee.  Manager shall submit a revised Budget each quarter and each year in conjunction with the quarterly and annual budgets provided to the Lenders pursuant to the Credit Agreement.  If accepted by the Owners and the Lenders, each such quarterly budget shall serve as the Budget hereunder.  Manager shall promptly notify Owner Agent of any actual or anticipated variance from the amounts budgeted for Operating Disbursements and Direct Reimbursement Expenses, the reasons therefor and Manager’s recommendations with respect thereto.  Each Owner shall be responsible for (but shall not be obligated to fund) all Operating Disbursements and Direct Reimbursement Expenses in respect of its Facility; provided that any failure by an Owner to provide such funding shall relieve Manager of any obligation hereunder for which there is no Availability of Funds.  Each Owner agrees to pay Manager the Asset Management Fee in respect of its Facility; provided that, except as expressly set forth herein, any such failure to fund shall relieve Manager of its obligations hereunder.  Manager agrees that the amount of the Asset Management Fee is fixed and that any increase or decrease in the Manager Expenses shall be solely for the account of the Manager and shall not result in any increase or decrease in the amount of the Asset Management Fee.

6.3   Manager Representative.  Manager has appointed a representative (a “Manager Representative”) authorized and empowered to act for and on behalf of Manager on all matters concerning this Agreement and the Services with respect to a Facility.  The appointment of any Manager Representative shall be subject to the reasonable approval of Owner Agent.  Such appointment shall remain in full force and effect until such Manager Representative is replaced by Manager with the reasonable approval of Owner Agent.  At any time, a Manager Representative may act through or be represented by one or more individuals appointed by Manager.

ARTICLE VII

LIMITATIONS ON AUTHORITY

Notwithstanding any provision in this Agreement to the contrary, unless otherwise approved in writing in advance by Owner Agent, Manager shall not (and shall not permit any of its agents or representatives to):

(a)   sell, lease, pledge, mortgage, encumber, convey, or make any license, exchange or other transfer or disposition of any property or assets of an Owner (other than products produced by an Owner for sale in the ordinary course of business), including any property or assets purchased by Manager hereunder;

(b)   make, enter into, execute, amend, terminate, modify or supplement any contract or agreement (including any labor or collective bargaining agreement) on behalf of or in the name of  an Owner;

(c)   make any expenditure or acquire any equipment, materials, assets or other items, except in substantial conformity with the Budget, or consent or agree to do any of the foregoing; provided, that in the event of an emergency affecting the safety or protection of Persons or endangering a Facility or property located at a Facility, Manager, without approval from Owner Agent, shall be authorized to take all reasonable actions to prevent damage, injury or loss;

(d)   settle, compromise, assign, pledge, transfer, release or consent to the compromise, assignment, pledge, transfer or release of, any claim, suit, debt, demand or judgment against or due by, Owners, or initiate, submit or respond to any such claim, dispute or controversy or arbitration or judicial process, or stipulate in respect thereof to a judgment, or consent to the same; or

(e)   INTENTIONALLY LEFT BLANK

(f)   describe itself as an employee, agent or representative of any Owner;

(g)   make any warranty or representation relating to or on behalf of any Owner;

(h)   engage in any other transaction on behalf of Owners not permitted under this Agreement; or

(i)   commit to or enter into any agreement or arrangement with respect to any of the foregoing.

ARTICLE VIII

COMPENSATION

8.1   Asset Management Fee.  As compensation to Manager for the performance of the Services in respect of a Facility, Owner of such Facility shall pay Manager a monthly management fee equal to (i) $75,000 for each calendar month during which a Facility is not in Cold Shutdown, and (ii) $40,000 for each calendar month during which a Facility is in Cold Shutdown (the “Asset Management Fee”), payable in advance  in equal semi-monthly installments on the 1st and 11th Business Days of each month by deposit into the Manager Account (and pro rated for partial calendar months) commencing on the Effective Date and continuing for the term of this Agreement with respect to such Facility.

In addition to the foregoing compensation, during any six-month period (measured on September 30 and March 31 of each year commencing March 31, 2011) in which any Facility shall have an annualized EBITDA Per Gallon of Operating Capacity of $.20 or greater, Owner of such Facility shall pay to Manager a performance bonus equal to the product of 3% of the amount by which annualized EBITDA Per Gallon of Operating Capacity at such Facility for such six-month period exceeds $.20 multiplied by the number of gallons of ethanol produced at such Facility during such period; provided that (i) no performance bonus shall be paid at any time when a Default or an Event of Default under the Credit Agreement as a result of Borrower’s failure to pay any amounts then due and owing shall exist and be continuing; (ii) such performance bonus shall be capped at $2.2 million for each six-month period; and (iii) such performance bonus shall be reduced by 25% if all Facilities then operating do not operate at a minimum average yield (in the aggregate across all operating Facilities) of 2.70 gallons of denatured ethanol per bushel of corn during such six-month period.

An example of this computation is set forth in Exhibit I.

8.2   Sale Incentive Fee.  Upon the sale of all or substantially all the assets of a Facility or all of the equity interests in an Owner of a Facility, in each case to a third party (for sake of clarity, a sale to Manager or any Affiliate of Manager shall not be considered a sale to a third party for this purpose), Manager shall receive an Incentive Fee with respect to such sale, as set forth below:

“Tier”	Sale Price per Gallon	Incentive Fee

Tier I	$.60 or less	0

Tier II	Above $.60 up to and including $.70
The excess of Sale Price Per Gallon over $.60, to and including the lesser of the Sale Price Per Gallon and $.70, multiplied by the Operating Capacity of the Facility (in gallons), multiplied by 0.5%; plus

Tier III	Above $.70 up to and including $.80
If the Sale Price Per Gallon exceeds $.70, the excess of the Sale Price Per Gallon over $.70, to and including the lesser of the Sale Price Per Gallon and $.80, multiplied by the Operating Capacity of the Facility (in gallons), multiplied by 1.0%; plus

Tier IV	Above $.80	If the Sale Price Per Gallon exceeds $.80, the excess of the Sale Price Per Gallon over $.80, multiplied by the Operating Capacity of the Facility (in gallons), multiplied by 1.5%.

An example of this computation is set forth in Exhibit II.

8.3   Lien Waivers.  In connection with any payment of the Asset Management Fee, Manager shall provide such releases or waivers of mechanics or other liens as any Owner may require.

8.4   Netting.  If the Parties each owe an amount to the other for obligations incurred under this Agreement, the undisputed portion(s) of such amounts shall be aggregated, and the Parties shall satisfy their payment obligations through netting, in which case the Party owing the greater aggregate undisputed amount shall pay to the other Party the difference between the undisputed amounts owed.

8.5   INTENTIONALLY LEFT BLANK

ARTICLE IX

TERM

9.1   Term.  This Agreement shall be effective as of June 30, 2011 (the “Effective Date”) and, unless earlier terminated in accordance with its terms, shall continue in effect until and including June 30, 2012; provided, that either Owner Agent or Manager may extend this Agreement for additional one year periods, in each case by written notice to the other (an “Extension Notice”) delivered not less than ninety (90) days prior to the end of the original or renewal term, provided further that this Agreement shall nonetheless terminate if the recipient of any such Extension Notice rejects such extension in a written notice delivered to the party that issued such Extension Notice not more than fifteen (15) days after receipt of the Extension Notice.  Notwithstanding anything to the contrary contained herein, the obligations set forth in Section 3.9 hereof shall survive the termination or expiration of this Agreement; provided, that (i) following the termination of this Agreement with respect to the Magic Valley Facility by Burley pursuant to Section 9.4, the total liability of Manager with respect to such obligations relating to the Magic Valley Facility hereunder and under Section 2.01(b) of the Sponsor Support Agreement shall not exceed the reasonable cost of performing such obligations as estimated by the Independent Engineer plus fifteen percent (15%) of such estimate and (ii) such obligations relating to the Stockton Facility shall survive only to the extent that Stockton pays to Manager any amounts required to perform such obligations constituting Operating Disbursements or Direct Reimbursement Expenses.

9.2   Owner Defaults and Manager Remedies.  Upon the occurrence of any of the following events, Manager may exercise such rights and remedies as may be available to it at law or in equity, including the right to terminate this Agreement with respect to any Facility or Facilities, by written notice to the Owners:

(a)   the failure by an Owner to pay the Asset Management Fee required to be paid to Manager hereunder when due, and such failure continues for ten (10) days after receipt of written notice from Manager of such failure, with respect to the first such failure and within five (5) days after receipt of written notice from Manager of such failure with respect to any subsequent such failure;

(b)   the failure by an Owner to make any other payment, deposit or transfer required to be paid to Manager hereunder when due and such failure continues for fifteen (15) days after receipt of written notice from Manager of such failure;

(c)   the failure of any statement, representation or warranty made by such Owner in this Agreement to have been correct in any material respect when made if such failure could reasonably be expected to have a material adverse effect on such Owner’s ability to perform its obligations under this Agreement; or

(d)   the failure of such Owner to perform any of its material obligations under this Agreement (other than with respect to the payment of money) and such failure continues for thirty (30) days after receipt of written notice from Manager of such failure; provided, that such thirty (30) day period shall be extended for up to an aggregate of ninety (90) days so long as such Owner is diligently attempting to cure such failure.

9.3   Manager Defaults and Owner Remedies.  Upon the occurrence of any of the following events, each Owner may exercise such rights and remedies as may be available to it at law or in equity, including the right to terminate this Agreement with respect to such Owner’s Facility or the right of the Owners to terminate this Agreement with respect to all Facilities, by written notice to the Manager, provided, that no such notice shall be required for a termination pursuant to clause (c) of this Section 9.3:

(a)   the failure by Manager to make any payment, deposit or transfer required hereunder when due and such failure continues for fifteen (15) days after receipt of written notice from such Owner of such failure;

(b)   the failure of any statement, representation or warranty made by Manager in this Agreement to have been correct in any material respect when made if such failure could reasonably be expected to have a material adverse effect on Manager’s ability to perform its obligations under this Agreement;

(c)   the occurrence of an Act of Insolvency with respect to Manager; or

(d)   the failure of Manager to perform any of its material obligations under this Agreement and such failure continues for thirty (30) days after receipt of written notice from such Owner of such failure; provided, that such thirty (30) day period shall be extended for up to an aggregate of ninety (90) days so long as Manager is diligently attempting to cure such failure.

9.4   Termination for Convenience.  Each Owner may terminate this Agreement with respect to its Facility for any reason upon (x) sixty (60) days prior written notice to Manager or (y) less than sixty (60) days prior written notice to Manager if such Owner shall pay the Supplemental Termination Payment. Manager may terminate this Agreement with respect to the Facilities for any reason upon sixty (60) days prior written notice to Owner Agent.

9.5   Facility Condition at End of Term; Successor Manager.

(a)   Upon expiration or termination of this Agreement with respect to a Facility, Manager shall remove its personnel from such Facility. Manager shall leave such Facility in as good condition as at the date hereof subject to (i) normal wear and tear, (ii) if a Facility has suffered damages covered by insurance, the availability to Manager of the proceeds of such insurance and (iii) changes in condition resulting from Force Majeure Events; provided that Manager is otherwise in compliance with its obligations under this Agreement.  All special tools, improvements, inventory of supplies, spare parts, safety equipment (in each case as obtained by or provided by Manager and paid for by Owners during the term of this Agreement), Facilities Records, and any other items furnished under this Agreement will be left at the Facility and will remain the property of Owner without additional charge.  Owners shall also have the right, in their sole discretion, to directly assume and become liable for any contracts or obligations that Manager may have undertaken with third parties principally in connection with the Services. Manager shall execute all documents and take all other reasonable steps requested by Owner that may be required to assign to and vest in Owner all rights and obligations, benefits, interests and title in connection with such contracts or obligations. Notwithstanding the foregoing, Manager, at all times, shall be deemed the owner of and shall be permitted to retain or remove all trademarks, logos, trade names and similar proprietary rights of Manager and its Affiliates (“Manager Proprietary Property”) and shall disable all connections to Manager’s ERP System servicing the Facilities (provided that Manager shall provide hard copies of financial, operational and other information relating principally to the Facilities as reasonably requested by Owners).

(b)   Upon expiration or termination of this Agreement with respect to a Facility, Manager shall, at the request and expense of Owner of such Facility, assist such Owner in arranging for the future performance of the Services by such Owner or the successor to Manager (the “Successor Manager”), provided that Manager shall provide such assistance at no charge to such Owner if the Agreement is terminated pursuant to Section 9.3.  Manager shall provide such Owner and the Successor Manager full access to such Facility and to all relevant information, data and records relating thereto reasonably required for taking over the performance of Services for such Facility.

(c)   Promptly after expiration or termination of this Agreement with respect to a Facility, Manager shall deliver to Owner of such Facility or (if so required by such Owner by notice to Manager) to the Successor Manager all property in its possession or under its control owned by such Owner or leased or licensed to such Owner.

(d)   The parties agree that Manager has granted each Owner and Owner’s Agent a license to use the name “Pacific Ethanol”.  Upon expiration or termination of this Agreement, each Owner and Owner Agent as promptly as practicable shall cease using the name Pacific Ethanol and shall change its name to delete any reference to Pacific Ethanol, it being understood that Owner and Owner’s Agent may use existing letterhead and similar supplies for a period not to exceed 30 days.

9.6   Termination Payment; Manager Payment.

9.6.1   Termination Payment.  Promptly after the date of any termination, Manager shall be paid on a pro rata basis (i) the Asset Management Fee earned through the date of termination but not paid (the “Termination Payment”), (ii) if such termination is pursuant clause (y) of Section 9.4 the Supplemental Termination Payment and (iii) all other payments that it is entitled to under this Agreement for the period through the date of termination.  Except for the Termination Payment, the Supplemental Termination Payment, if applicable, and such other payments, Owners shall not be liable for any costs incident to termination.

9.6.2   Manager Payment.  Subject to Article XII, in the event of a termination of this Agreement by an Owner under Section 9.3, such Owner shall be entitled to recover from Manager any damages, costs, fines or penalties such Owner suffers or incurs as a result of any such termination, including the reasonable costs of mobilizing and training a successor Manager, and such Owner hereby releases Manager from any liability in excess thereof. In calculating such reasonable costs, any savings achieved due to the retention by the successor Manager of any or part of the Facility workforce shall be taken into account.

ARTICLE X

INSURANCE

10.1   Manager Insurance.  Without limiting any of the other obligations or liabilities of Manager under this Agreement, Manager shall at all times carry and maintain or cause to be carried and maintained, the minimum insurance coverage set forth in this Section 10.1:

(a)   Manager shall maintain (i) Workers’ Compensation insurance in compliance with the workers’ compensation laws of the jurisdictions in which each Facility is located as extended by the Broad Form All States Endorsements, the United States Longshoreman’s and Harbor Workers’ Coverage Endorsements on an if-any-exposure basis and the Voluntary Compensation Coverage Endorsement, and (ii) Employer’s Liability (including Occupational Disease) coverage with limits of not less than $1,000,000, which shall cover all of Manager’s employees engaged in providing services hereunder.

(b)   Manager shall maintain automobile liability insurance for owned (if any), non-owned and hired vehicles with combined single limits for bodily injury/property damage not less than $1,000,000 per occurrence and containing appropriate no-fault insurance provisions wherever applicable.

(c)   Manager will maintain commercial general liability insurance with a limit for bodily injury/property damage of not less than $1,000,000 per occurrence and $2,000,000 in the annual aggregate.  Such coverage shall include premises/operations, explosion, collapse and underground property damage, broad form contractual, independent contractors, products/completed operations (including Manager errors and omissions), broad form property damage, sudden and accidental pollution, personal injury and incidental professional liability (if not covered under product/completed operations and if commercially available).

(d)   Manager shall maintain or cause to be maintained umbrella liability insurance providing coverage limits in excess of those set forth in Section (a), (b) and (c) above.  The limits of this umbrella coverage shall not be less than $10,000,000 per occurrence and in the annual aggregate.

The terms and conditions of all insurance policies (including the amount, scope of coverage, deductibles, and self-insured retentions) shall be acceptable in all respects to Owner Agent.  All insurance carried pursuant to this Section shall conform to the relevant provisions of this Agreement and be with insurance companies which are rated “A, IX” or better by Best’s Insurance Guide and Key Ratings, or other insurance companies of recognized responsibility satisfactory to Owner Agent.  Owner Agent shall be furnished with satisfactory evidence that the foregoing insurance is in effect and shall be notified 30 calendar days prior to the cancellation or material change of any such coverage.  Coverage for the insurance under Section (c) and (d) above shall be written on a claims made basis provided that if the policy is not renewed, Manager shall obtain for the benefit of Owners an extended reporting period coverage or “tail” of at least three years past the final day of coverage of such policy.  Manager shall provide Owner Agent with evidence that such extended reporting period coverage or “tail” has been obtained.  Manager agrees to ensure that the insurance policies outlined in this Section require the insurer to waive subrogation against Owners, the Senior Secured Parties and their respective Affiliates together with their respective officers, directors, Affiliates and employees and all such Persons shall be an additional insured as their interests may appear with respect to all policies procured by Manager.

10.2   Owners Insurance.  Owners shall ensure, to the extent commercially available, that Manager is named as an additional insured on each insurance policy relating to ownership, operation and maintenance of each Facility which Owners are required to take out and maintain pursuant to the Financing Documents and which are not included within the insurance coverages procured by Manager pursuant to Section 10.1.  Owners shall provide Manager with a certified copy of each such insurance policy and shall notify Manager in writing of any changes to such policy from time to time or, before doing so, of the cancellation of any such policy or policies.  Any obligation or liability for premiums, commissions, assessments or calls in connection with any insurance policy required under this Section shall be the sole responsibility of Owners except for claims arising from losses due to Manager error and omissions in which case Manager shall be responsible for all deductibles.  All policies procured by Owners shall require the insurer to waive subrogation against Manager and its officers, directors, Affiliates and employees and all such Persons shall be named as additional insureds to the extent of their interests; provided, that Manager shall have no interest with respect to business interruption coverage.

10.3   Manager Insurance Premiums and Deductibles.  All premiums for insurance coverage procured by Manager pursuant to Section 10.1 shall be for the account of Manager.  Manager shall be liable for the payment of deductibles on insurance policies obtained pursuant to Section 10.1.

10.4   Subcontractor Insurance.  Before permitting any Manager’s subcontractor to perform any services at a Facility, each such subcontractor must provide proof of insurance satisfactory to Owner Agent and obtain a certificate of insurance evidencing that such subcontractor has obtained insurance in such amounts and such risks as is customarily carried by Persons engaged in similar businesses in the same geographic area and from such carriers as are licensed to do business in the jurisdiction in which such Facility is located.

ARTICLE XI

INDEMNIFICATION

11.1   Owners’ Indemnity.  Each Owner shall defend, indemnify and hold harmless Manager and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of Manager and its Affiliates) (each, an “Owner Indemnified Person”) from and against (i) any and all claims, actions, damages, expenses (including reasonable and documented attorneys’ fees and expenses), losses, settlements or liabilities (collectively, “Liabilities”) incurred or asserted against any Owner Indemnified Person (a) as a result of any failure on the part of such Owner to perform its obligations under this Agreement or (b) arising out of or in any way connected with the grossly negligent acts or omissions of such Owner and (ii) Liabilities incurred by any Owner Indemnified Person to a third party or asserted against any Owner Indemnified Person by a third party as a result of Manager performing the Services in accordance with the terms of this Agreement.

11.2   Manager’s Indemnity.  Manager shall defend, indemnify and hold harmless each Owner and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of each Owner and its Affiliates) (each, a “Manager Indemnified Person”) from and against any and all Liabilities incurred or asserted against any Manager Indemnified Person (a) as a result of any failure on the part of Manager to perform its obligations under this Agreement, or (b) arising out of or in any way connected with the grossly negligent acts or omissions of Manager or its subcontractors and Affiliates (other than Owners) in connection with this Agreement.

ARTICLE XII

LIABILITIES OF THE PARTIES

12.1   Maximum Liability of Manager.  The total aggregate liability of Manager to the Owners, or of the Owners to the Manager, under this Agreement during the term of this Agreement shall not exceed two million dollars ($2,000,000).  Notwithstanding the foregoing, such limitations on liability shall not apply with respect to (i) the wrongful withholding of payments due hereunder, and (ii) any net loss, damage or liability resulting from or arising out of the gross negligence or willful misconduct of Manager or the Owners, as applicable.

12.2   No Consequential or Punitive Damages.  In no event shall either Party be liable to any other Party by way of indemnity or by reason of any breach of contract or of statutory duty or by reason of tort (including negligence or strict liability) or otherwise for any loss of profits, loss of revenue, loss of use, loss of production, loss of contracts or for any incidental, indirect, special or consequential or punitive damages of any other kind or nature whatsoever that may be suffered by such other Party.

ARTICLE XIII

CONFIDENTIALITY

13.1   Owner’s Confidential Information.  Manager agrees to maintain the confidentiality of the Owner Information (as defined below), except that Owner Information may be disclosed (a) to Manager’s Affiliates and its and their officers, directors, managers, employees, agents and representatives, including accountants, legal counsel and other advisors, but only to the extent such Persons have a need to know such information for purposes of permitting Manager to perform its obligations hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Owner Information and instructed to keep such Owner Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over Manager, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in accordance with any Financing Document, (e) in connection with any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) with the consent of Owner Agent, (g) to any potential equity investors in PEI, provided that such potential equity investors execute confidentiality agreements with Owner Agent that are at least as restrictive as the provisions set forth herein or (h) to the extent such Owner Information (1) becomes publicly available other than as a result of a breach of this Article XIII or (2) becomes available to Manager on a non-confidential basis from a source other than an Owner.  “Owner Information” means all information received from any Owner, or developed by Manager in the course of performing its obligations under this Agreement, relating to the business and operations of any Owner.  Manager shall be considered to have complied with its obligation to maintain the confidentiality of Owner Information if Manager has exercised the same degree of care with respect to the Owner Information as Manager would accord to its own confidential information.

13.2   Manager’s Confidential Information.  Each Owner agrees to maintain the confidentiality of the Manager Information (as defined below), except that Manager Information may be disclosed (a) to Owner’s Affiliates and its and their officers, directors, managers, employees, agents and representatives, including accountants, legal counsel and other advisors, but only to the extent such Persons have a need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Owner Information and have agreed to abide and be bound by the provisions hereof), (b) to the extent requested by any regulatory authority having jurisdiction over Owner, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in accordance with any Financing Document, (e) in connection with any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) with the consent of Manager Agent, or (g) to any potential equity investors in, or acquirers or potential acquirers of, NewCo, Owner Agent, any Owner or any Facility, provided that such potential equity investors, acquirers or potential acquirers execute confidentiality agreements with Manager that are at least as restrictive as the provisions set forth herein or (h) to the extent such Manager Information (1) becomes publicly available other than as a result of a breach of this Article XIII or (2) becomes available to Owner on a non confidential basis from a source other than Manager.  “Manager Information” means all information received from Manager relating to the business and operations of Manager or any of its Affiliates (other than the Owners, the Owner Agent or NewCo), including without limitation information disclosed pursuant to Section 6.1.3.  An Owner shall be considered to have complied with its obligation to maintain the confidentiality of Manager Information if Owner has exercised the same degree of care with respect to the Manager Information as Owner would accord to its own confidential information.

ARTICLE XIV

TITLE, DOCUMENTS AND DATA

14.1   Materials and Equipment.  Title to all materials, equipment, supplies, Consumables, spare parts, and other items purchased or obtained by Manager shall pass immediately to and vest in Owners upon the passage of title from the vendor or supplier thereof, provided, however, that such transfer of title shall in no way affect Manager’s obligations as set forth in the other provisions of this Agreement.

14.2   Documents.  All materials and documents prepared or developed by Manager or its employees, representatives or contractors in connection with a Facility or the performance of the Services hereunder, including all manuals, data, designs, drawings, plans, specifications, reports and accounts but expressly excluding any Manager Proprietary Property, shall become or remain the property of Owners when prepared. All such materials and documents, together with any materials and documents furnished to Manager or to its contractors by Owners, and any and all copies thereof shall be delivered to Owners upon expiration or termination of this Agreement.  In addition, all such materials and documents shall be available for review by Owners at all reasonable times during development and promptly upon completion. All such materials and documents required to be submitted for the approval of Owners shall be prepared and processed in accordance in all material respects with the requirements and specifications set forth in the Facility Manuals. However, Owners’ approval of materials and documents submitted by Manager shall not relieve Manager of its responsibility to perform its obligations under this Agreement.

ARTICLE XV

FORCE MAJEURE

15.1   Events Constituting Force Majeure.  As used herein, “Force Majeure Event” means any cause(s) which render(s) a Party wholly or partly unable to perform its obligations under this Agreement (other than obligations to make payments when due), and which are neither reasonably within the control of such Party nor the result of the fault or negligence of such Party, and which occur despite all reasonable attempts to avoid, mitigate or remedy.  Force Majeure Events may include acts of God, war, riots, civil insurrections, cyclones, hurricanes, floods, fires, explosions, earthquakes, lightning, storms, chemical contamination, epidemics or plagues, acts or campaigns of terrorism or sabotage, blockades, embargoes, accidents or interruptions to transportation, trade restrictions, acts of any Governmental Authority after the date hereof, strikes and other labor difficulties, mechanical breakdowns, and other events or circumstances beyond the reasonable control of the claiming Party and which otherwise satisfy the criteria set forth above for a Force Majeure Event.

15.2   Effect.  A Party claiming relief as a result of a Force Majeure Event shall give the other Parties written notice within five Business Days of becoming aware of the occurrence of the Force Majeure Event, or as soon thereafter as practicable, describing the particulars of the Force Majeure Event, and will use reasonable efforts to remedy its inability to perform as soon as possible.  If the Force Majeure Event (including the effects thereof) continues for fifteen consecutive days, the affected Party shall report to the other Parties the status of its efforts to resume performance and the estimated date thereof.  If the affected Party was not able to resume performance prior to or at the time of the report to the other Parties of the onset of the Force Majeure Event, then it will report in writing to the other Parties when it is again able to perform.  If a Party fails to give timely notice, the excuse for its non-performance shall not begin until notice is given.

15.3   Limitations.  Any obligation(s) of a Party (other than an obligation to make payments when due) may be temporarily suspended during any period such Party is unable to perform such obligation(s) by reason of the occurrence of a Force Majeure Event, but only to the extent of such inability to perform, provided, that:

(a)   the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; and

(b)   the Party claiming the occurrence of the Force Majeure Event bears the burden of proof.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.1   Assignment.  No Party shall assign this Agreement or any of its rights or obligations hereunder without first obtaining the prior written consent of each other Party and the Administrative Agent; provided, that each Owner shall be entitled to assign its rights hereunder (as collateral security or otherwise) for financing purposes (including a collateral assignment) without the consent of Manager.

16.2   Sale of Facilities.  The Parties acknowledge that Owners may consider a sale of one or more of the Facilities to one or more purchasers.  In connection with any sales process, if requested by Owners, Manager will make all records and other documents under its control regarding the Facilities available to potential purchasers and will provide such other services and assistance as Owners may reasonably request.  Manager will not restrict or limit its personnel who are, or have been, working on-site at any Facility from joining any company or Affiliate of a company that acquires ownership of a Facility.

16.3   Cooperation in Financing.  Manager shall use its reasonable efforts to execute, acknowledge and deliver any and all further documents and instruments, and to take any other actions, which may be necessary to satisfy the reasonable requests of any Senior Secured Party or prospective Senior Secured Party in connection with the financing of each Facility, including delivering to the Collateral Agent a customary consent to the assignment by Owners of its rights under this Agreement to the Collateral Agent.

16.4   Access

16.4.1   Owners.  Each Owner and its agents and representatives shall have access at all times to its Facility, all Facility operations and any documents, materials and records and accounts relating to the Facility operations. Upon request of such Owner, and its agents and representatives, Manager shall make available to such Persons on site and provide them with access to any data and all logs relating to such Facility.

16.4.2   Senior Secured Parties.  As and to the extent required under the Financing Documents, the Senior Secured Parties and their agents and representatives, at all reasonable times (and upon reasonable prior notice), shall have access to each Facility, all Facility operations and any documents, materials, records and accounts relating to Facility operations for purposes of inspection and review. Manager shall have the right to have its personnel accompany such Senior Secured Parties and such agents and representatives during such access.

16.4.3   Cooperation.  During any such inspection or review of any Facility, Owners, the Senior Secured Parties and their agents and representatives shall comply with all of Manager’s safety and security procedures, and Owners, the Senior Secured Parties and their agents and representatives shall conduct such inspection and reviews in such a manner as to cause minimum interference with Manager’s activities. Manager also shall cooperate with Owners in allowing other visitors access to each Facility under conditions as Owners shall designate.

16.5   Not for Benefit of Third Parties.  Except as otherwise expressly provided in Articles XI and XVI, this Agreement and each and every provision hereof are for the exclusive benefit of the Parties hereto and is not for the benefit of any third party.

16.6   Amendments.  No Party hereto shall be bound by any amendment, supplement, waiver or modification of any term hereof unless such Party and the Administrative Agent shall have consented thereto in writing.

16.7   Survival.  Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including remedies, limitations on liability, promises of payment, indemnity and confidentiality.  Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive cancellation, expiration or earlier termination of this Agreement:  Articles V, VIII, IX, XI, XIII and XVI and the limitations on liabilities set forth in Article XII.

16.8   No Waiver.  No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

16.9   Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed sufficiently given (a) upon delivery, if delivered personally, (b) the day the notice is received, if it is delivered by overnight courier or certified or registered mail, postage prepaid, or (c) upon the effective receipt of electronic transmission, facsimile, telex or telegram (with effective receipt being deemed to occur upon the sender’s receipt of confirmation of successful transmission of such notice or communication), to the addresses set forth below or such other address as the addressee may have specified in a notice duly given to sender as provided herein:

If to Manager:	Pacific Ethanol, Inc. 400 Capitol Mall, Suite 2060 Sacramento, CA 95814 Attention: Neil Koehler Telephone: (916) 403-2123 Facsimile: (916) 446-3936

With a copy to:	Pacific Ethanol, Inc. 400 Capitol Mall, Suite 2060 Sacramento, CA 95814 Attention: General Counsel Telephone: (916) 403-2130 Facsimile: (916) 403-2785

If to Owners:	Pacific Ethanol Holding Co. LLC c/o JT Miller Group LLC 777 Campus Commons Road #200 Sacramento, CA 95825 Attention: John Miller Telephone: (916) 565-7422 Facsimile: (916) 565-7423

16.10   Representations and Warranties.

16.10.1   Manager’s Representations and Warranties.  Manager represents and warrants to Owners, as of the date hereof, as follows:

16.10.1.1   Due Formation.  Manager (a) is a corporation duly formed and validly existing under the laws of the State of Delaware, (b) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (c) is qualified to do business in every jurisdiction in which failure so to qualify could be reasonably be expected to have a material adverse effect on Manager’s ability to perform its obligations hereunder.

16.10.1.2   Authorization; Enforceability.  Manager has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of Manager enforceable in accordance with its terms.

16.10.1.3   No Conflict.  The execution, delivery and performance by Manager of this Agreement does not and will not (a) violate any Law applicable to Manager, (b) result in any breach of Manager’s constituent documents or (c) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which Manager or any of its properties or assets is bound or result in the imposition or creation of any lien or security interest in or with respect to any of Manager’s property or assets, other than in each case any such violations, conflicts, breaches or impositions which could not be reasonably be expected to have a material adverse effect on Manager’s ability to perform its obligations hereunder.

16.10.1.4   No Authorization.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those which have been obtained) is required for the due execution, delivery and performance by Manager of this Agreement, other than any such authorizations, approvals or actions the failure of which to obtain could not be reasonably be expected to have a material adverse effect on Manager’s ability to perform its obligations hereunder.

16.10.1.5   Litigation.  Manager is not a party to any legal, administrative, arbitration or other proceeding, and, to Manager’s knowledge, no such proceeding is threatened, which could be reasonably be expected to have a material adverse effect on Manager’s ability to perform its obligations hereunder.

16.10.2   Owners’ Representations and Warranties.  Each Owner represents and warrants to Manager, as of the date hereof, as follows:

16.10.2.1   Due Formation.  Such Owner (a) is a limited liability company duly formed and validly existing under the laws of the State of Delaware, (b) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (c) is qualified to do business in every jurisdiction in which failure so to qualify could be reasonably be expected to have a material adverse effect on such Owners’ ability to perform its obligations hereunder.

16.10.2.2   Authorization; Enforceability.  Such Owner has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of such Owner enforceable in accordance with its terms.

16.10.2.3   No Conflict.  The execution, delivery and performance by such Owner of this Agreement does not and will not (a) violate any Law applicable to such Owner, (b) result in any breach of such Owner’s constituent documents or (c) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which such Owner or any of its properties or assets is bound or result in the imposition or creation of any lien or security interest in or with respect to any of such Owner’s property or assets, other than in each case any such violations, conflicts, breaches or impositions which could not be reasonably be expected to have a material adverse effect on such Owner’s ability to perform its obligations hereunder.

16.10.2.4   No Authorization.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those which have been obtained) is required for the due execution, delivery and performance by such Owner of this Agreement, other than any such authorizations, approvals or actions the failure of which to obtain could not be reasonably be expected to have a material adverse effect on such Owner’s ability to perform its obligations hereunder.

16.10.2.5   Litigation.  Such Owner is not a party to any legal, administrative, arbitration or other proceeding, and, to such Owner’s knowledge, no such proceeding is threatened, which could be reasonably be expected to have a material adverse effect on such Owner’s ability to perform its obligations hereunder.

16.11   Counterparts and Execution.  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

16.12   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

16.13   Entire Agreement.  This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings among the Parties with respect to such subject matter.  Nothing in this Agreement shall be construed as creating a partnership or joint venture among the Parties.

16.14   Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic and practical effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

16.15   Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

16.16   Owner Agent.  Each Owner hereby appoints and authorizes Pacific Holding, and Pacific Holding hereby accepts such appointment, as such Owner’s Owner Agent to act as agent on such Owner’s behalf and to make any representations or certifications, deliver and receive any notices or other communications, and otherwise represent and act on behalf of such Owner under this Agreement, and to comply with all covenants, conditions and other provisions of this Agreement required to be satisfied by Owner Agent.  Each Owner hereby acknowledges and agrees that it will be bound by any action or inaction taken by Owner Agent as if such action or inaction had been taken by such Owner.

16.17   Independent Contractor.  Manager shall be an independent contractor with respect to the performance of the Services and its other obligations hereunder.  Neither Manager nor its employees or other agents employed in the Services shall be deemed to be agents of Owners or to have assumed any other obligations with respect to any Person, except to the extent of the obligations expressly created hereunder pursuant to the authority granted to Manager under this Agreement.

16.18   Captions; Appendices.  Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope of meaning of this Agreement or the intent of any provision hereof. All appendices attached hereto shall be considered a part hereof as though fully set forth herein.

16.19   No Novation.  The terms and conditions of the Prior Agreement are amended as set forth in, and restated in their entirety and superseded by, this Agreement.  Nothing in this Agreement shall be deemed to work a novation of any obligation under the Prior Agreement.

16.20           Several Liability.  For the avoidance of any doubt, the obligations of each Owner and the Owner Agent hereunder, shall be several not joint.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, this Second Amended and Restated Asset Management Agreement has been duly executed by the parties hereto as of the date first written above.

PACIFIC ETHANOL, INC.

By:	/s/ Neil M. Koehler
Name: Neil M. Koehler
Title: Chief Executive Officer

PACIFIC ETHANOL COLUMBIA, LLC

By:
Name:
Title:

PACIFIC ETHANOL MADERA LLC

By:
Name:
Title:

PACIFIC ETHANOL STOCKTON, LLC

By:
Name:
Title:

PACIFIC ETHANOL MAGIC VALLEY, LLC

By:
Name:
Title:

PACIFIC ETHANOL HOLDING CO. LLC

By:
Name:
Title:

Signature Page to Asset Management Agreement

APPENDIX A-1

SCOPE OF ASSET MANAGEMENT SERVICES AND ASSET PRESERVATION SERVICES

A.   General Approach.

With respect to each Facility, Manager shall perform, or cause to be performed, all tasks necessary to manage and preserve such Facility in accordance with the Agreement, including:

●	Staffing - Headcount, Task assignment, Scheduling
●	Management - Methods, Procedures, Safety, Consumables/Materials Procurement
●	Maintenance Management - Methods, Procedures, Safety
●	Subcontract Management
●	Administrative - Manager Payroll
●	Training
●	Security
●	Permit Compliance

B.           Facility Monitoring.

Manager will provide usual and customary monitoring including the following:

(a)	Perform and record periodic operational checks and tests of equipment in accordance with the equipment manufacturer’s specifications.

(b)	Maintain logs, records and reports for operation of the Facility.

(c)	Inform Owners as far in advance as possible when the facility does not have the capability to receive corn or store Ethanol or wet distillers grains.

Each Facility will be monitored on a continuing basis so that data are distributed quickly and accurately to the Facility staff and to Owners.

C.           Layup Preservation Services.

Manager will provide usual and customary services including the following:

(a)
Adhere to all regulatory requirements including management of all applicable permits including the Facility Storm Water Pollution Plan and the Facility air permits to include leak detection and repair inspections.

(b)	Clean and lay-up equipment to protect from environmental factors including rust and mold.

(c)	Maintain a regular program for equipment preservation to include equipment rotation and inspection.

(d)	Monitor plant fire protection system and alarms.

(e)	Maintain plant readiness for potential re-start or sale.

(f)	Maintain site to include lawn and garden maintenance.

(g)	Perform site security services to prevent theft, vandalism, etc.

D.           Facility Restart.

If a Facility restart is requested by an Owner, Manager will provide usual and customary services including the following:

(a)	Interview, select, hire and train necessary operating personnel.

(b)	Make ready all equipment.

(c)	Order necessary start-up supplies.

(d)	Communicate re-start activities to appropriate parties including city and county officials, suppliers, vendors, etc.

(e)	Obtain all necessary permits and conduct all testing necessary to satisfy the terms and conditions of any such permit.

E.           Administrative Support.

Manager will provide usual and customary support including the following:

1.           General.

Manager will develop and implement a comprehensive and specific administrative procedures including:

(a)	Maintain an effective Facility work force through proper hiring, training, administration and compensation.

(b)	Procure labor, materials and services.

(c)
All replacement spare parts for those taken out of inventory with either an identical part or replacement part(s) manufactured by the original equipment manufacturers, or where practical and economical, refurbish (or have refurbished) spare parts to allow their reuse.

(d)	Provide information and other reasonable assistance at Owners’ request, regarding operation and maintenance of the Facility.

(e)	Maintain accurate Facility cost ledger and accounting records regarding the materials and services provided in accordance with generally accepted accounting principles, consistently applied.

(f)	Cooperate with Owners’ independent certified public accountant to perform annual financial audits for all cost reimbursable services provided for the Facility.

(g)
Communicate with: (i) the corn suppliers or transporters, as the case may be, under each Corn Supply Agreement with respect to the amount of corn Owners procures from such corn suppliers or transporters; and, (ii) Owners with respect to all other matters.

(h)	Procure Consumables.

2.           Facility Safety Program.

To ensure the safety of all employees and personnel working in or near the Facility, Manager will establish and implement a safety plan which conforms to federal and any state or local regulations. Key components of the plan will include:

(a)	Lock Out/Tag Out. Only trained and authorized employees shall perform work on equipment that requires Lock out/tag out (LOTO). Employees shall follow written LOTO procedures when performing such work.

(b)
Confined Spaced Entry.  Only trained and authorized employees shall perform work on any equipment that requires the employee to enter a permit required confined space.  Employees shall follow written confined space entry procedures.

(c)	Hot Work. Only trained and authorized employees shall perform work on any equipment that requires the employee to obtain a hot work permit. Employees shall follow written hot work procedures.

(d)	Responsibility. Operations and duties shall be performed only by duly authorized employees, who shall be held responsible for their actions.

(e)	Facility Safety Inspections. Employees shall inspect on a routine basis; operating conditions, equipment and the general workplace to prevent a potential hazard to personnel and equipment.

(f)
Records.  Employees required to keep logs and records shall keep them current and accurately. Abnormal or special conditions shall be called promptly to the attention of the proper supervisor and logged. Shift employees shall familiarize themselves with all activities within their jurisdiction that have taken place during the preceding shift.

3.   Facility Security.

Manager will adhere to the written Facility Security Plan and Facility staff will be trained in its requirements. Facility staff and all visitors will be required to adhere to the plan to ensure security of the Facility in normal as well as emergency situations.

F.   Maintenance Management Program.

Manager will provide usual and customary services including the following:

The prime objective of the maintenance management program will be to maximize equipment reliability and availability and minimize maintenance costs.  The ultimate goal is to maximize Facility profitability and to maintain, as closely as possible, given normal mechanical degradation, to the original design performance of all major pieces of equipment.

The key elements of the maintenance program are:

●	Preventive maintenance
●	Predictive maintenance
●	Corrective maintenance
●	Operational downtime management
●	Spare parts inventory control

1.   Preventive Maintenance.

Preventive maintenance will be done by the Facility staff, consisting of periodic inspection and adjustment of equipment, to avoid deterioration to a point at which the equipment will not start, run, or operate efficiently or reliably. Some preventive maintenance can be accomplished while the unit is shutdown or running.

Preventive maintenance schedules will be included in the computerized program and calibrated to an overall Facility schedule. This schedule will alert maintenance crews, providing daily, weekly, monthly and annual forecasting of preventive maintenance activities. Spare parts considerations, such as lead time, can also be correlated.

Preventive maintenance intervals are directed by two measures, calendar time and unit operating parameters (vibration measurements, operating temperatures, amp loading, etc). Items scheduled by calendar time will be reviewed on a daily, weekly, monthly or yearly basis. As a rule, preventive maintenance work will be scheduled to result in minimal interference with Facility operations.

2.   Predictive Maintenance.

A predictive maintenance program will center on Manager’s ability to track vital trend information. Observing critical variables over time will yield valuable information regarding equipment deterioration.  The preventive maintenance frequency may be increased or decreased, depending on the condition of the equipment found during a predictive maintenance inspection.

Use of the preventive and predictive maintenance schedules, in conjunction with the monitoring of operational data that reflect equipment condition, will result in high reliability and reduced maintenance costs.

3.   Corrective Maintenance.

The corrective maintenance activities will be aimed at avoiding repeat failures. Discussion meetings will be held to review failures which caused major repairs or shutdowns. Facility staff will review the conditions preceding the failure and, if possible, determine the exact cause, and make findings available to maintenance and operating personnel.

4.            Shutdown Management.

Shutdowns for equipment repair or replacement will be aggressively managed to minimize downtime. Advanced planning, work packages, shutdown schedules and other project management methods will be used to allocate Facility resources to produce efficient shutdowns.

During the pre-shutdown phase, the Facility staff and the major equipment manufacturers will cooperate closely to conduct the planned inspections in a minimum amount of time at a reasonable cost. This advance planning might begin anywhere from six months to a year before the shutdown, depending on the need for and the availability of major equipment components.

All pre-shutdown and shutdown related activities will be broken down into work packages or discrete elements which are more easily tracked over the course of the shutdown and provide a better means to manage the shutdown schedule.

A scheduling program, such as Microsoft Project, using the critical path method will itemize various work packages, organize them and calculate the effect any work package has on the overall shutdown length. This program will provide a reporting tool that allows the Facility staff to create easy-to-understand shutdown schedules and reports showing manpower and equipment resources, usage profiles and problems leading to schedule slippage.

5.           Spare Parts Inventory Control.

The Facility staff will implement a spare parts inventory control system designed to minimize tied-up capital, yet not jeopardize Facility contractual commitments by risking extended equipment downtime.

The Facility staff will establish an adequate spare parts inventory by studying manufacturers’ recommendations, reviewing past experience, and evaluating parts availability and delivery time from the various vendors, taking into account acceptable equipment downtime. The spares inventory will be managed so that parts are replaced when used, maintenance records are kept current, and the inventory is updated regularly to reflect changing Facility requirements.

Prior to outages and inspections, the Facility staff will order parts prone to normal wear and tear that are identified as needing to be replaced through the preventive/predictive maintenance programs. Furthermore, by maintaining close contact with the original equipment suppliers, the Facility staff will ensure that they purchase the latest revision parts.

G.           Corporate Support.

Manager will provide usual and customary support including the following:

Accounting & Finance

– Invoice/AR/Collection
– Purchasing/AP
– Inventory Tracking
– Hedge Accounting
– Utilize Software for Reporting
– Quarterly and Year End Reports – Audited if required by an Owner

Treasury & Cash Management
Loan Compliance
Insurance
Property Tax Preparation & Appeals
Corporate Tax Preparation

Administration Services

Human Resources
– Payroll Administration (ADP)
– Benefits Administration
– Employee Relations
– Recruit/Hire/Terminate Personnel
– Training Obligations

IT
– Operate ERP System
– Implement and Operate Communications Systems
– Maintain Desktop Equipment and Services

Facilities Management
– Lease Administration
– Office Supplies
– Administrative Support

Operations Services
Plan, monitor and report plant activities.
– Activity planning for lay-up and preservation to minimize asset risk and cost.
– Monitoring/auditing of activities to ensure compliance with regulations/loan provisions.
– Manage personnel resources during activities.

Plan, monitor and report SH&E activities.
– Numerous regulatory issues to manage during plant layup and preservation.
– Title V activities for California plants.
– CA low NOx requirement being instituted.
– Regulatory reports management.

Licensing and Reporting
– EPA RFS program registration.
– DOT hazardous materials registration.
– DOE monthly reports.
– USDA grain warehouse operator reports.
– Others as may be required by any Permit condition or applicable law.

Legal Services
Litigation/Dispute Management
– Claims in process
Contract Management
– Documentation tracking systems
Compliance Oversight
– Operating and environmental regulatory oversight

H.           Reporting Obligations and Administration of Financing Documents.

Without limiting the Manager’s obligations under Sections 3.1.1 and 3.11, the Manager shall provide Owner with the various certifications and reports, budgets and other submissions required to be provided to Owner pursuant to this Agreement or to the Administrative Agent or Lenders pursuant to the Credit Agreement as set forth below.  In all cases, Manager shall furnish drafts of the various reports, budgets and other submissions as soon as reasonably available in advance of delivery of the final report, budget or other submission, so as to keep Owner informed as to the progress and substance of the work in question.  Where certifications are required to be provided by the Owner Agent to the Administrative Agent, the Manager shall make the same such certification to the Owner, provided that with respect to items involving potential Events of Default, Environmental Claims or Pension matters, such certification need only be provided if so requested by Owner Agent.  Capitalized terms used below have their respective meanings as set forth in the Credit Agreement.

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
1	Weekly	Cash Flow Forecast	Prepare a rolling cash flow forecast ending on the earlier of 13 weeks after the cash flow is delivered and the Maturity Date with the same level of detail as the then current budget.	No	2nd business day each week		7.03 (d)	As soon as reasonably possible
2	Weekly	Receipts and Expenses
Create a report setting forth, in a form and in sufficient detail satisfactory to the Administrative Agent, a comparison of actual receipts and expenses to budgeted receipts and expenses for the preceding week, within the current Budget.
				No	2nd business day each week		7.03 (e)	As soon as reasonably possible

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
3	Monthly	Financial Statements
Prepare a report setting forth, in each case in a form and in sufficient detail satisfactory to the Administrative Agent, balance sheets for each borrower for the current month and income statements, cash flows and profit and loss statements for such month and year-to-date. The report is to be certified by an Authorized Officer of the Borrowing Agent for each financial covenant set forth in Section 7.02(w) that the Borrowers are in full compliance with each such covenant (or, if any of such certifications cannot be given, state in reasonable detail the necessary qualifications to such certifications)
				Yes, the report shall be certified as correct and complete by an Authorized Officer of the Borrowers’ Agent	When available and within 25 days after the end of each month		7.03 (f)	As soon as reasonably possible, and in any event no later than within 24 days after the end of each month

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
4	Monthly	Operating Statements
Prepare and deliver to the Administrative Agent, an Operating Report certified as complete and correct by an Authorized Officer of the Borrowing Agent detailing the performance of each Plant. The report must include: line items corresponding to the Budget showing in detail all actual expenses relating to the operation and maintenance of each Plant compared to the budgeted expenses for the period; information showing the amounts of ethanol and other products produced in the period; ethanol and Distillers Grain sold per Agreements; amount of all other sales including ethanol and/or Distillers Grains, with the amount, an explanation of the sale and identification of the purchaser for each Plant.
				Yes, the report shall be certified as correct and complete by an Authorized Officer of the Borrowers’ Agent	Within 25 days after the end of each month	Exhibit 7.03 (o)	7.03 (o)	As soon as reasonably possible, and in any event no later than within 24 days after the end of each month

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
5	Quarterly	Budgets
Prepare a budget containing a rolling cash flow forecast that projects cash flows for each Plant in detail on an aggregate basis for the Project for the period starting on the current Period Start Date and ending on the earlier of 13 weeks after the current Period Start Date and the Maturity Date.  Each forecast is effective upon approval of the Administrative Agent and the Required Lenders of the Revolving Loan Class.  Also include a worksheet detailing all changes in material assumptions used while preparing the Budget with a line item for each expense category requested with amount as requested.
				No	7 days before the first day of the Fiscal Quarter		7.01 (k) (i) (ii)
As soon as reasonably possible, and in any event no later than 21 days before the first day of the Fiscal Quarter, with any requested revisions thereto provided no later than 14 days before the first day of the Fiscal Quarter

6	Quarterly	Financial Statements
Prepare quarterly consolidated balance sheets, income statements and cash flows of Pacific Holding for each Fiscal Quarter and year-to-date. The report is to be certified by an Authorized Officer of the Borrowing Agent that financial statements are presented in accordance with GAAP and no defaults have occurred.
				Yes, a certificate executed by an Authorized Officer of the Applicable Loan Party	45 days after the end of the first three quarters of the year		7.03 (a) 7.03 (c)	As soon as reasonably possible, and in any event no later than 44 days after the end of the first three quarters of the year

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
7	Annually	Budgets	Prepare an Initial Annual Forecast detailing projected requirements for Operation and all Maintenance and Maintenance Capital Expenses for the year on a monthly basis for each Plant.	No	60 days before each year-end		7.01 (k) (iv)
As soon as reasonably possible, and in any event no later than 30 days before such Budget is due to the Administrative Agent, with any requested revisions thereto provided no later than 15 days before such Budget is due to the Administrative Agent

8	Annually	Financial Statements
Prepare a copy of the annual audit report including consolidated balance sheets, income statements and cash flows of Pacific Holding with an unqualified opinion of the Auditors for the periods in conformity with GAAP.  The statements are to be certified by an Authorized Officer of the applicable Loan Party and must state no defaults have occurred.
				Yes, a certificate executed by an Authorized Officer of the Applicable Loan Party	90 days after the end of each year		7.03 (b) 7.03 (c)	As soon as reasonably possible, and in any event no later than within 88 days after the end of each year
9	Trigger Event	Event of Default	A statement of an Authorized Officer of the Borrowers’ Agent is to be submitted that includes details of the event and the actions Borrowers have taken and propose to take.	Yes, a statement of an Authorized Officer of the Borrowers' agent	As soon as possible or within 5 days after Event of Default		7.03 (h)	As soon as reasonably possible

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
10	Trigger Event	Event of Default
Notification is needed and detail must be sent to the Administrative Agent and is to include details of any litigation or proceeding pending against any Borrower, the Pledgor, or any Project Party that could have a Material Adverse Effect and any event under a Project Document which is expected to continue for more than 5 days or result in increased cost of $100,000.
				Yes, a statement of an Authorized Officer of the Borrowers' Agent	As soon as possible or within 5 days after Borrower obtains knowledge of Event		7.03 (i)	As soon as reasonably possible
11	Trigger Event	Event of Default
Following receipt of a statement of an Authorized Officer of the Borrowers' Agent relating to any event of default, copies of all material notices or documents received by a Borrower relating to the Project Documents including allegations of any breach or default and any notice regarding or requesting consent to, any assignment, termination, modification, waiver or variation thereof.
				No	Promptly after receipt		7.03 (j)	Promptly after receipt
12	Trigger Event	Pension - Events of Material Risk
A certificate of an Authorized Officer of the Borrowers’ Agent is to be issued and furnished to the Administrative Agent within 5 business days of a Borrower knowing of any adverse activity related to the pension plan. A copy of any notice or filing that is required by or has been issued by the PBGC, IRS, Dept. of Labor, or any other authority regarding the events must be included with the certificate.
				Yes, include a duly executed certificate of an Authorized Officer of the Borrowers' Agent	Within 5 business days of a Borrower knowing of any adverse activity related to the pension plan		7.03 (k)	As soon as reasonably possible

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
13	Trigger Event	Pension - Subsequent to an Event
If the Borrower receives a demand letter from the PBGC with notification of its final decision finding liability and date the liability must be paid, then a copy of the letter along with a certificate that includes any action the Borrower might take must be sent.
				Yes, a duly executed certificate by the President or CFO of the Borrower	Within 5 business days of the Borrower receiving a demand letter from the PBGC with notification of a final decision		7.03 (l)	As soon as reasonably possible
14	Trigger Event	Environmental Claims
A certificate of an Authorized Officer of the Borrowers’ Agent must also be issued after any Borrower is aware of the following conditions: receipt of any written communication from the Government or any other Person alleging that an Environmental Affiliate is not in compliance with Environmental Laws or Approvals; knowledge of threats or pending Environmental Claims against the Borrower or Affiliate; knowledge of any release, emissions, etc. of any Material of Environmental Concern or noncompliance with any Environmental Laws as well as removal, remedies or response actions to the above concerns that could develop into a claim.
				Yes, include a duly executed certificate of an Authorized Officer of the Borrowers' Agent	5 business days after any Borrower is aware of the conditions listed		7.03 (m)	As soon as reasonably possible

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
15	At Request of Lender	Inspection of Records
Keep complete records and make available for inspection upon notice; all non-privileged correspondence, investigations, studies, sampling and testing conducted, and all remedial actions taken by any party relating to Environmental Concerns in order for Consultants, Lenders and their employees (in an Event of Default), and the Administrative Agent to review.
				No	Upon request of inspection		7.03 (n)	Upon request of inspection
16	At Request of Lender	Books and Records
Keep books of record and accounts that are complete, true and include accurate entries in conformity with GAAP and all requirements of Law. Books also must be kept separate of any other person, Affiliate or Borrower.
				No	Consistently		7.01 (i)	Consistently
17	Trigger Event	Auditor Correspondence	Submit upon receipt, copies of any detailed audit reports, management letters or recommendations that have been submitted to any Borrower by the Auditors.	No	Submit upon receipt		7.03 (g)	Submit upon receipt
18	Trigger Event	Other Documents	Provide complete copies of each Necessary Project Approval requested and all other information requested by the Administrative Agent or any Lender through the Administrative Agent.	No	Submit upon request		7.03 (p) 7.03 (q)	Submit 3 days prior to submission to Administrative Agent

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
19	Trigger Event	Insurance
Obtain and maintain complete copies of each Plant's executed insurance policies (including insurance required pursuant to the Transaction Document), and include amounts of insurance listed and described on Schedule 7.01(h) of the Credit Agreement upon renewal on an annual basis.
				No	Annually upon renewal	Schedule 7.01 (h)	7.01 (h)	Annually upon renewal

AMA Reporting Requirements

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
1	Monthly	Cold Shutdown Report
 ● With respect to each Facility that is in Cold Shutdown, as soon as available and in any event within 25 days following the end of each calendar month, Manager shall submit to Owner Agent a summary report in the form attached hereto as Appendix C, which report shall include, with respect to each Facility, a numerical and narrative assessment in respect of such month of (i) the Facility’s compliance with each category in the Budget, (ii) plant availability, (iii) cash receipts and disbursements including balances in the Accounts, (iv) major maintenance activity, (v) material casualty losses (whether or not covered by insurance), (vi) disputes with any contractor, materialman, supplier or other Person and any related claims against any Owner, (vii) compliance with governmental permits, and (viii) a comparison of figures to corresponding figures provided in the prior month.
				No	N/A		6.1.1 (a) of AMA Agreement	25 days following calendar month
2	Quarterly	Cold Shutdown Report
With respect to each Facility that is in Cold Shutdown, as soon as practicable and in any event within 25 days following the end of each calendar quarter, Manager shall submit to Owner Agent a summary report containing the information required to be provided pursuant to Section 6.1.16.1.1(a) for the quarter then ended.

				No	N/A		6.1.1 (b) of AMA Agreement	25 days following calendar quarter

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
3	Monthly	Operating Report
With respect to each Facility that is not in Cold Shutdown, as soon as available and in any event within 25 days following the end of each calendar month, Manager shall submit to Owner Agent a summary report in the form attached hereto as Appendix D, which report shall include, with respect to each such Facility, a numerical and narrative assessment in respect of such month of (i) each such Facility’s compliance with each category in the Budget, (ii) ethanol and WDG production and delivery, (iii) corn deliveries and use, (iv) plant availability, (v) cash receipts and disbursements including balances in the Accounts, (vi) major maintenance activity, (vii) material casualty losses (whether or not covered by insurance), (viii) disputes with any contractor, materialman, supplier or other Person and any related claims against the Owner of each such Facility, (ix) compliance with governmental permits, and (x) a comparison of figures to corresponding figures provided in the prior month.
				No	N/A		6.1.2 of AMA Agreement	25 days following calendar month

Corn Procurement, Ethanol and Distillers Grains Marketing Agreements’ Reporting Requirements

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
1	Monthly	Corn Transaction Report
Within 30 days after each Monthly Date occurring after the Effective Date, PAP shall deliver to the Owner a written summary of the Bilateral Transactions which were entered into or performed, in whole or part, during the month ending on such Monthly Date.
				No	N/A		3.4 of Corn Procure- ment Agreement
2	Monthly – 15 days prior to month end	Projected Corn Requirements	On or before the date that is fifteen days prior to the end of a calendar month, Owner shall provide PAP with a forecast of its projected monthly corn requirements for the following month.	No	N/A		3.5 (d) of Corn Procure- ment Agreement
3	Monthly	Benchmarking	PAP shall furnish Owner on a monthly basis a report benchmarking its performance in accordance with Exhibit D to the Corn Procurement Agreement.	No	N/A		3.6 of Corn Procure- ment Agreement

	Frequency	Requirement	Requirement Detail of Report to Administrative Agent	Additional Certification/ Approval	Date Due to Administrative Agent	Reference to Reporting Format	Reference to Credit Agreement	Date Due to Pacific Holding
4	Monthly	Benchmarking	Kinergy shall furnish Owner on a monthly basis a report benchmarking its performance in accordance with Exhibit D to the Ethanol Marketing Agreement.	No	N/A		2.7 of Ethanol Marketing Agreement
5	Monthly	Benchmarking	PAP shall furnish Owner on a monthly basis a report benchmarking its performance in accordance with Exhibit C to the Distillers Grains Marketing Agreement.	No	N/A		2.7 of Distillers Grains Marketing Agreement

APPENDIX A-2

SCOPE OF O&M SERVICES

A.           General Approach.

Manager shall perform all tasks necessary to operate and maintain the Facilities not in Cold Shutdown in accordance with the Agreement, including:

●	Staffing - Headcount, Task assignment, Scheduling
●	Operations Management - Methods, Procedures, Safety, Consumables/Materials Procurement
●	Maintenance Management - Methods, Procedures, Safety
●	Subcontract Management
●	Administrative - Manager Payroll
●	Training
●	Security
●	Permit Compliance

B.           Operations Management.

1.           Develop Schedules, Shift Routines, Manloadings.

In developing the staffing plan for each Facility, the continuous operational and maintenance requirements of such Facility will be analyzed. All periodic testing, inspections and maintenance activities will be identified as well as those operational and maintenance requirements that require specialized and additional assistance at specific times during the maintenance cycle of such Facility.

The staffing plan will provide for a permanent Facility staff that will be fully responsive to all ethanol and wet distillers grains production demands and will be responsible for the performance of all preventive maintenance and routine repairs.

Each Facility will be manned on a 24-hours per day, 7 days a week basis. Most operating personnel will work a rotating shift schedule. This schedule will coincide with the times of the peak production hours and provide for minimal shift changes and possible interruptions during the high production periods. Selected off-shift personnel will be used for performing maintenance tasks and when necessary, fill in for sickness, absence and vacation relief.

The remaining Facility staff will work a normal five-day, 40-hour week but may be rescheduled to respond to events being carried out at the Facility. Each  Facility staff will be autonomous and under the direction of the Manager Representative. In the absence of the Manager Representative, he/she will appoint a senior person to act in his/her behalf.

The onsite operations and maintenance staff will be supported for non-routine functions by Manager’s home office, parent, Affiliate, and available companies. Specialized vendor associated technical support will be subcontracted as needed during outage planning, inspections and overhauls.

During periods of high maintenance activity, qualified maintenance personnel will be made available to each Facility staff through contract support.

2.           Facilities Operations and Performance Monitoring.

Manager’s management duties will include the following:

(a)	Perform and record periodic operational checks and tests of equipment in accordance with the equipment manufacturer’s specifications.

(b)	Maintain operating logs, records and reports for operation of each Facility.

(c)	Perform all Grain Handling Services at each Facility.

(d)
For each Operating Facility, inform the applicable Owner as far in advance as possible when such Owner’s Facility does not have the capability to receive corn or store ethanol or wet distillers grains.

Performance of each Facility will be monitored on a continuing basis so that performance data are distributed quickly and accurately to the Facility staff and to Owners.  Important parameters to be monitored include Ethanol, wet distillers grains and, if applicable, CO2 output.  These parameters are assumed to be available through the distributive control system.

C.           Layup and Preservation Services.

(a)
Adhere to all regulatory requirements including management of all applicable permits including each Facility Storm Water Pollution Prevention Plan and the Facility air permits to include leak detection and repair inspections.

(b)	Clean and lay-up equipment to protect from environmental factors including rust and mold.

(c)	Maintain a regular program for equipment preservation to include equipment rotation and inspection.

(d)	Monitor plant fire protection system and alarms.

(e)	Maintain plant readiness for potential re-start or sale.

(f)	Maintain site to include lawn and garden maintenance.

(g)	Perform site security services to prevent theft, vandalism, etc.

D.           Facility Restart.

If a Facility restart is requested by an Owner, Manager will provide usual and customary services including the following:

(a)	Interview, select, hire and train necessary operating personnel.

(b)	Make ready all equipment.

(c)	Order necessary start-up supplies.

(d)	Communicate re-start activities to appropriate parties including city and county officials, suppliers, vendors, etc.

(e)	Obtain all necessary permits and conduct all testing necessary to satisfy the terms and conditions of any such permit.

E.           Administrative Support.

1.           General.

Manager will develop and implement a comprehensive and specific administrative procedures including:

(a)	Maintain an effective Facility work force through proper hiring, training, administration and compensation.

(b)	Procure labor, materials and services exclusive of items which are designated the responsibility of an Owner.

(c)
All replacement spare parts for those taken out of inventory with either an identical part or replacement part(s) manufactured by the original equipment manufacturers, or where practical and economical, refurbish (or have refurbished), spare parts to allow their reuse.

(d)	Provide information and other reasonable assistance at any Owner’s request regarding operation and maintenance of the Facilities.

(e)	Maintain accurate Facility cost ledger and accounting records regarding the materials and services provided in accordance with generally accepted accounting principles, consistently applied.

(f)	Cooperate with the respective Owners’ independent certified public accountant to perform annual financial audits for all cost reimbursable services provided for the Facilities.

(g)
Communicate with: (i) the corn suppliers or transporters, as the case may be, under each Corn Supply Agreement with respect to the amount of corn Owners procures from such corn suppliers or transporters; and, (ii) Owners with respect to all other matters including the amount of Ethanol, wet distillers grains and, if applicable, CO2 produced per Owners’ schedule and optimize the use of the corn.

(h)	Procure Consumables.

2.           Facility Safety Program.

To ensure the safety of all employees and personnel working in or near each Facility, Manager will establish and implement a safety plan which conforms to federal and any state or local regulations. Key components of the plan will include:

(a)	Lock Out/Tag Out. Only trained and authorized employees shall perform work on equipment that requires Lock out/tag out (LOTO). Employees shall follow written LOTO procedures when performing such work.

(b)
Confined Spaced Entry.  Only trained and authorized employees shall perform work on any equipment that requires the employee to enter a permit required confined space.  Employees shall follow written confined space entry procedures.

(c)	Hot Work. Only trained and authorized employees shall perform work on any equipment that requires the employee to obtain a hot work permit. Employees shall follow written hot work procedures.

(d)	Responsibility. Operations and duties shall be performed only by duly authorized employees, who shall be held responsible for their actions.

(e)	Facility Safety Inspections. Employees shall inspect on a routine basis; operating conditions, equipment and the general workplace to prevent a potential hazard to personnel and equipment.

(f)
Records.  Employees required to keep logs and records shall keep them current and accurately. Abnormal or special conditions shall be called promptly to the attention of the proper supervisor and logged. Shift employees shall familiarize themselves with all activities within their jurisdiction that have taken place during the preceding shift.

3.           Facility Security.

Manager will adhere to each written Facility Security Plan and each Facility staff will be trained in its requirements. Each Facility staff and all visitors will be required to adhere to the plan to ensure security of such Facility in normal as well as emergency situations.

F.           Maintenance Management Program.

The prime objective of the maintenance management program will be to maximize equipment reliability and availability and minimize maintenance costs.  The ultimate goal is to maximize Facility profitability and to maintain, as closely as possible, given normal mechanical degradation, to the original design performance of all major pieces of equipment.

The key elements of the maintenance program are:

●	Preventive maintenance
●	Predictive maintenance
●	Corrective maintenance
●	Operational downtime management
●	Spare parts inventory control

1.   Preventive Maintenance.

Preventive maintenance will be done by each Facility staff, consisting of periodic inspection and adjustment of equipment, to avoid deterioration to a point at which the equipment will not start, run, or operate efficiently or reliably. Some preventive maintenance can be accomplished while the unit is shutdown or running.

Preventive maintenance schedules will be included in the computerized program and calibrated to an overall Facility schedule. This schedule will alert maintenance crews, providing daily, weekly, monthly and annual forecasting of preventive maintenance activities. Spare parts considerations, such as lead time, can also be correlated.

Preventive maintenance intervals are directed by two measures, calendar time and unit operating parameters (vibration measurements, operating temperatures, amp loading, etc). Items scheduled by calendar time will be reviewed on a daily, weekly, monthly or yearly basis. As a rule, preventive maintenance work will be scheduled to result in minimal interference with Facility operations.

2.           Predictive Maintenance.

A predictive maintenance program will center on Manager’s ability to track vital trend information. Observing critical variables over time will yield valuable information regarding equipment deterioration.  The preventive maintenance frequency may be increased or decreased, depending on the condition of the equipment found during a predictive maintenance inspection.

Use of the preventive and predictive maintenance schedules, in conjunction with the monitoring of operational data that reflect equipment condition, will result in high reliability and reduced maintenance costs.

3.           Corrective Maintenance.

The corrective maintenance activities will be aimed at avoiding repeat failures. Discussion meetings will be held to review failures which caused major repairs or shutdowns. Each Facility staff will review the conditions preceding the failure and, if possible, determine the exact cause, and make findings available to maintenance and operating personnel.

4.           Shutdown Management.

Shutdowns for equipment repair or replacement will be aggressively managed to minimize downtime. Advanced planning, work packages, shutdown schedules and other project management methods will be used to allocate Facility resources to produce efficient shutdowns.

During the pre-shutdown phase, each Facility staff and the major equipment manufacturers will cooperate closely to conduct the planned inspections in a minimum amount of time at a reasonable cost. This advance planning might begin anywhere from six months to a year before the shutdown, depending on the need for and the availability of major equipment components.

All pre-shutdown and shutdown related activities will be broken down into work packages or discrete elements which are more easily tracked over the course of the shutdown and provide a better means to manage the shutdown schedule.

A scheduling program, such as Microsoft Project, using the critical path method will itemize various work packages, organize them and calculate the effect any work package has on the overall shutdown length. This program will provide a reporting tool that allows each Facility staff to create easy-to-understand shutdown schedules and reports showing manpower and equipment resources, usage profiles and problems leading to schedule slippage.

5.           Spare Parts Inventory Control.

Each Facility staff will implement a spare parts inventory control system designed to minimize tied-up capital, yet not jeopardize Facility contractual commitments by risking extended equipment downtime.

Each Facility staff will establish an adequate spare parts inventory by studying manufacturers’ recommendations, reviewing past experience, and evaluating parts availability and delivery time from the various vendors, taking into account acceptable equipment downtime. The spares inventory will be managed so that parts are replaced when used, maintenance records are kept current, and the inventory is updated regularly to reflect changing Facility requirements.

Prior to outages and inspections, each Facility staff will order parts prone to normal wear and tear that are identified as needing to be replaced through the preventive/predictive maintenance programs. Furthermore, by maintaining close contact with the original equipment suppliers, each Facility staff will ensure that they purchase the latest revision parts.

G.           Corporate Support.

Manager will provide usual and customary support including the following:

Accounting & Finance

– Invoice/AR/Collection
– Purchasing/AP
– Inventory Tracking
– Hedge Accounting
– Utilize Software for Reporting
– Quarterly and Year End Reports – Audited if required by an Owner

Treasury & Cash Management
Loan Compliance
Insurance
Property Tax Preparation & Appeals
Corporate Tax Preparation

Administration Services

Human Resources
– Payroll Administration (ADP)
– Benefits Administration
– Employee Relations
– Recruit/Hire/Terminate Personnel
– Training Obligations

IT
– Operate ERP System
– Implement and Operate Communications Systems
– Maintain Desktop Equipment and Services

Facilities Management
– Lease Administration
– Office Supplies
– Administrative Support

Operations Services
Plan, monitor and report plant activities.
– Activity planning for lay-up and preservation to minimize asset risk and cost.
– Monitoring/auditing of activities to ensure compliance with regulations/loan provisions.
– Manage personnel resources during activities.

Plan, monitor and report SH&E activities.
– Numerous regulatory issues to manage during plant layup and preservation.
– Title V activities for California plants.
– CA low NOx requirement being instituted.
– Regulatory reports management.

Licensing and Reporting
– EPA RFS program registration.
– DOT hazardous materials registration.
– DOE monthly reports.
– USDA grain warehouse operator reports.
– Others as may be required by any Permit condition or applicable law.

Legal Services
Litigation/Dispute Management
– Claims in process
Contract Management
– Documentation tracking systems
Compliance Oversight
– Operating and environmental regulatory oversight

APPENDIX B

Last Name	First Name	Division	Home Department	Job title	Level
Williamson	Douglas	PECA	740070 Operations Management	General MGR of Ops	DIR
Pagard	Cheryl	PECA	740070 Operations Management	Permitting & Compliance, Director	DIR
Jones	Lyndon	PECOL	690010 Plant Labor - General	Plant, Manager	DIR
Jundt	James	PECOL	690010 Plant Labor - General	Commodity/Ag Prod, Manager	MGR
Lambert	David	PECOL	690010 Plant Labor - General	Environmental Health & Safety Manager	MGR
Folmar	Matthew	PECOL	690010 Plant Labor - General	Lab Manager	MGR
Stark	William	PECOL	690010 Plant Labor - General	Maintenance, Manager	MGR
Trim	Steven	PECOL	690010 Plant Labor - General	Production, Manager	MGR
Powell	Joey	PECOL	690010 Plant Labor - General	Comm Operator, Lead	Non-ex
Allardin	Jeanette	PECOL	690010 Plant Labor - General	Commodity Operator	Non-ex
Hernandez	Arturo	PECOL	690010 Plant Labor - General	Commodity Operator	Non-ex
Imus	Jason	PECOL	690010 Plant Labor - General	Commodity Operator	Non-ex
Mikaelsen	Chance	PECOL	690010 Plant Labor - General	Commodity Operator	Non-ex
Sebelien	John	PECOL	690010 Plant Labor - General	Commodity Operator	Non-ex
Timpy	Michael	PECOL	690010 Plant Labor - General	Commodity Operator	Non-ex
Partlow	Stephen	PECOL	690010 Plant Labor - General	Electrician	Non-ex
Abercrombie	Mafe	PECOL	690010 Plant Labor - General	Lab Technician I	Non-ex
Putman	Jackie	PECOL	690010 Plant Labor - General	Lab Technician I	Non-ex
Braden	Larry	PECOL	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Drayton	Donald	PECOL	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Guenther	Marvin	PECOL	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Kestler	Randy	PECOL	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Richardson	David	PECOL	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Spinney	Peter	PECOL	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Richards	David	PECOL	690010 Plant Labor - General	Maintenance Supervisor	Non-ex
Bittinger	Wanliya	PECOL	690010 Plant Labor - General	Office, Manager	Non-ex
Bieren	John	PECOL	690010 Plant Labor - General	Production Operator	Non-ex
Givens	Frank	PECOL	690010 Plant Labor - General	Production Operator	Non-ex
Magallanes	Hector	PECOL	690010 Plant Labor - General	Production Operator	Non-ex
McBride	Ronnie	PECOL	690010 Plant Labor - General	Production Operator	Non-ex
Orcutt	Johnny	PECOL	690010 Plant Labor - General	Production Operator	Non-ex
Pena	Jose	PECOL	690010 Plant Labor - General	Production Operator	Non-ex
Savage	Cory	PECOL	690010 Plant Labor - General	Production Operator	Non-ex
Town	Mitchell	PECOL	690010 Plant Labor - General	Production Operator	Non-ex
White	Michael	PECOL	690010 Plant Labor - General	Production Operator	Non-ex
Reeves	Amanda	PECOL	690010 Plant Labor - General	Receptionist	Non-ex
Hedgpeth	Robert	PECOL	690010 Plant Labor - General	Utility Operator	Non-ex
Shuler	Michael	PECOL	690010 Plant Labor - General	Utility Operator	Non-ex

OPEN		PEM	690010 Plant Labor - General	Plant, Manager	DIR
Lovett	Michael	PEM	690010 Plant Labor - General	Commodity/Ag Prod, Manager	MGR
Taito	Talaonuupo	PEM	690010 Plant Labor - General	Commodity Operator	Non-ex
Ochoa	Bacilio	PEM	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Abarca	Jose	PEM	690010 Plant Labor - General	Production Operator	Non-ex
Barboza	Bruno	PEM	690010 Plant Labor - General	Production Operator	Non-ex
Valenzuela	Luis	PEM	690010 Plant Labor - General	Utility Operator	Non-ex
Wilson	Thomas	PEMV	690010 Plant Labor - General	Plant, Manager	DIR
Garza	Juan	PEMV	690010 Plant Labor - General	Commodity/Ag Prod, Manager	MGR
Rutherford	William	PEMV	690010 Plant Labor - General	Environmental Health & Safety Manager	MGR
Jensen	Zackery	PEMV	690010 Plant Labor - General	Lab Manager	MGR
Lowe	Alvin	PEMV	690010 Plant Labor - General	Maintenance, Manager	MGR
Teubner	Joseph	PEMV	690010 Plant Labor - General	Production, Manager	MGR
Cantu	Freddy	PEMV	690010 Plant Labor - General	Commodity Operator	Non-ex
Cardona	Crispin	PEMV	690010 Plant Labor - General	Commodity Operator	Non-ex
Green	Cecil	PEMV	690010 Plant Labor - General	Commodity Operator	Non-ex
Torres	Patrisio	PEMV	690010 Plant Labor - General	Commodity Operator	Non-ex
Zamora	Julio	PEMV	690010 Plant Labor - General	Commodity Operator	Non-ex
OPEN		PEMV	690010 Plant Labor - General	Commodity Operator	Non-ex
OPEN		PEMV	690010 Plant Labor - General	Commodity Operator	Non-ex
Heward	Scott	PEMV	690010 Plant Labor - General	Electrician	Non-ex
Bair	Monica	PEMV	690010 Plant Labor - General	Lab Technician I	Non-ex
Graetzer	Halina	PEMV	690010 Plant Labor - General	Lab Technician I	Non-ex
Richins	Paul	PEMV	690010 Plant Labor - General	Maint Mech, Lead	Non-ex
Crystal	William	PEMV	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Gummow	Eric	PEMV	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Hess	Robert	PEMV	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Jimenez	Manuel	PEMV	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Sibbett	Jim	PEMV	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Vela	Joseph	PEMV	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Day	Paula	PEMV	690010 Plant Labor - General	Office, Manager	Non-ex
Anderson	Kerry	PEMV	690010 Plant Labor - General	Production Operator	Non-ex
Baer	Mark	PEMV	690010 Plant Labor - General	Production Operator	Non-ex
Carper	Heather	PEMV	690010 Plant Labor - General	Production Operator	Non-ex
Davidson	Brett	PEMV	690010 Plant Labor - General	Production Operator	Non-ex
Halford	Dennis	PEMV	690010 Plant Labor - General	Production Operator	Non-ex
Kossman	Justin	PEMV	690010 Plant Labor - General	Production Operator	Non-ex
Rementeria	Lori	PEMV	690010 Plant Labor - General	Production Operator	Non-ex
Rios	Raul	PEMV	690010 Plant Labor - General	Production Operator	Non-ex
Satterwhite	Adam	PEMV	690010 Plant Labor - General	Production Operator	Non-ex
Thompson	Robert	PEMV	690010 Plant Labor - General	Production Operator	Non-ex
Craig	Elizabeth	PEMV	690010 Plant Labor - General	Receptionist	Non-ex
Koyle	Jared	PEMV	690010 Plant Labor - General	Utility Operator	Non-ex

Nelson	Mark	PEMV	690010 Plant Labor - General	Utility Operator	Non-ex
Todd	Royce	PES	690010 Plant Labor - General	Plant, Manager	DIR
Cayuela	Antonio	PES	690010 Plant Labor - General	Commodity/Ag Prod, Manager	MGR
Lund	Kirk	PES	690010 Plant Labor - General	Environmental Health & Safety Manager	MGR
Huynh	Thao	PES	690010 Plant Labor - General	Lab Manager	MGR
Lee	Patrick	PES	690010 Plant Labor - General	Maintenance, Manager	MGR
Shippy	Skyler	PES	690010 Plant Labor - General	Production, Manager	MGR
Brown	Paul	PES	690010 Plant Labor - General	Commodity Operator	Non-ex
De Los Santos	Juan	PES	690010 Plant Labor - General	Commodity Operator	Non-ex
Gallo	Jose	PES	690010 Plant Labor - General	Commodity Operator	Non-ex
Gutierrez	Jose	PES	690010 Plant Labor - General	Commodity Operator	Non-ex
Lahr	Dennis	PES	690010 Plant Labor - General	Commodity Operator	Non-ex
Machado	Johnny	PES	690010 Plant Labor - General	Commodity Operator	Non-ex
Martin	Bento	PES	690010 Plant Labor - General	Commodity Operator	Non-ex
Orosco	Rudy	PES	690010 Plant Labor - General	Commodity Operator	Non-ex
Wolford	Stephen	PES	690010 Plant Labor - General	Commodity Operator	Non-ex
Torre	Christopher	PES	690010 Plant Labor - General	Electrician	Non-ex
Kaur	Manpreet	PES	690010 Plant Labor - General	Lab Technician I	Non-ex
Teame	Mekonen	PES	690010 Plant Labor - General	Lab Technician I	Non-ex
Davis	John	PES	690010 Plant Labor - General	Maint Mech, Lead	Non-ex
Bowen	Michael	PES	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Newport	Brian	PES	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Parkinson	Phillip	PES	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Spradling	Lee	PES	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
OPEN		PES	690010 Plant Labor - General	Maintenance Mechanic	Non-ex
Riker	Rhonda	PES	690010 Plant Labor - General	Office, Manager	Non-ex
Cepriano	Benjamin	PES	690010 Plant Labor - General	Production Operator	Non-ex
Deleon	Cheryl	PES	690010 Plant Labor - General	Production Operator	Non-ex
Eckerdt	Douglas	PES	690010 Plant Labor - General	Production Operator	Non-ex
Gauba	Sukrat	PES	690010 Plant Labor - General	Production Operator	Non-ex
Lombrana	Benjamin	PES	690010 Plant Labor - General	Production Operator	Non-ex
Mccullough	Edker	PES	690010 Plant Labor - General	Production Operator	Non-ex
Pagnucci	Nicholas	PES	690010 Plant Labor - General	Production Operator	Non-ex
Wells	Raymond	PES	690010 Plant Labor - General	Production Operator	Non-ex
OPEN		PES	690010 Plant Labor - General	Production Operator	Non-ex
Maxey	Christina	PES	690010 Plant Labor - General	Receptionist	Non-ex
Esteves	Gilbert	PES	690010 Plant Labor - General	Utility Operator	Non-ex
Koch	Kurt	PES	690010 Plant Labor - General	Utility Operator	Non-ex
Montez	Ralph	PES	690010 Plant Labor - General	Utility Operator	Non-ex

C-1

D-1

APPENDIX E

Pacific Ethanol Holding Co. LLC
Quarterly Budget - Q3 2011
As of March 21, 2011
Format Revised May 25, 2011

	APRIL				MAY				JUNE				JULY
	wk 1 04/04-04/08	wk 2 04/11-04/15	wk 3 04/18-04/22	wk 4 04/25-04/29	wk 5 05/02-05/06	wk 6 05/09-05/13	wk 7 05/16-05/20	wk 8 05/23-05/27	wk 9 05/30-06/03	wk 10 06/06-06/10	wk 11 06/13-06/17	wk 12 06/20-06/24	wk 13 06/27-07/01
Commodity Margin $/gal	$ 0.40	$ 0.40	$ 0.40	$ 0.40	$ 0.48	$ 0.48	$ 0.48	$ 0.48	$ 0.56	$ 0.56	$ 0.56	$ 0.56	$ 0.56
Revenue, Operating & Plan Admin Accts													
Beginning Cash Balance	$ 2,529,105	$ 2,697,599	$ 2,074,222	$ 2,087,442	$ 266,603	$ 266,603	$ 266,603	$ 493,747	$ 732,188	$ 16,803	$ 266,603	$ 741,520	$ 2,237,131
Cash Inflows													
Revenue - Ethanol (Kinergy)	7,806,997	7,532,498	7,734,549	7,300,720	7,890,866	8,482,626	8,552,984	8,552,984	7,563,949	8,537,147	8,820,428	8,920,428	7,800,395
Revenue - WDG (PAP) and others	1,794,583	1,717,436	1,689,466	1,655,918	1,808,188	1,856,326	1,863,251	1,778,300	1,730,832	1,816,453	1,864,591	1,779,544	1,704,299
Revenue - CEPIP	-	-	-	-	-	-	-	-	-	-	-	-	-
Others	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Cash Inflows	9,601,581	9,249,934	9,424,015	8,956,638	9,699,054	10,338,952	10,416,235	10,331,284	9,294,780	10,353,600	10,685,019	10,699,972	9,504,693
Disbursements													
Operating Disbursements													
Corn	(7,883,033)	(7,562,988)	(8,014,661)	(8,177,236)	(8,634,663)	(8,634,663)	(8,634,663)	(7,401,140)	(8,668,474)	(8,668,474)	(8,668,474)	(7,430,120)	(8,705,614)
Natural Gas	(282,492)	(282,492)	(273,587)	(283,157)	(282,492)	(282,492)	(273,587)	(283,157)	(282,492)	(282,492)	(273,587)	(283,907)	(283,242)
Electricity	(300,248)	-	(109,128)	(123,028)	(340,415)	-	(101,853)	(117,643)	(379,396)	-	-	(122,788)	(111,355)
Insurance	-	-	-	-	(43,491)	-	-	-	(43,491)	-	-	-	(43,491)
Property Tax and other Taxes	-	(350,000)	-	-	-	-	-	-	-	-	-	-	(323,136)
Ethanol freight	(148,148)	(151,665)	(143,950)	(153,162)	(158,177)	(158,177)	(158,177)	(136,580)	(158,177)	(158,177)	(158,177)	(136,580)	(158,177)
Co-product freight	(43,921)	(61,489)	(61,489)	(52,705)	(61,489)	(61,489)	(61,489)	(52,705)	(61,489)	(61,489)	(61,489)	(52,705)	(61,489)
Lease Payments	-	-	-	(34,239)	-	-	-	(34,239)	-	-	-	(34,239)	-
Grain procurement and handling w/PAP	-	(200,730)	-	-	-	(195,143)	-	-	-	-	(201,872)	-	-
Plant Supplies & Maintenance	(597,108)	(597,108)	(597,108)	(597,108)	(601,895)	(597,108)	(597,108)	(597,108)	(601,895)	(597,108)	(597,108)	(597,108)	(601,895)
Capital Expenditures	(91,055)	(123,887)	(123,887)	(123,887)	(123,887)	(142,630)	(142,630)	(142,630)	(142,630)	(29,810)	(29,810)	(29,810)	(29,810)
Other PEHC costs:													
Professional Fee	-	-	-	-	-	-	-	-	-	-	-	-	-
Bank Fee	-	-	-	-	-	-	-	-	-	-	-	-	-
Contingency	(50,000)	(50,000)	(50,000)	(50,000)	(50,000)	(50,000)	(50,000)	(50,000)	(50,000)	(50,000)	(50,000)	(50,000)	(50,000)
Total Operating Disbursements	(9,396,003)	(9,370,359)	(9,373,711)	(9,594,518)	(10,296,508)	(10,121,702)	(10,019,507)	(8,814,202)	(10,388,043)	(9,847,549)	(10,040,517)	(8,736,235)	(10,368,110)
Asset Management Agreement													
Direct Reimbursable Items under AMA													
Payroll & Benefits - Plants & Plant Operations	-	(333,368)	-	(333,368)	-	(333,368)	-	(333,368)	-	(333,368)	-	(333,368)	-
Other Direct Expenses													
Insurance	-	-	-	-	-	-	-	-	-	-	-	-	-
Professional fees	(9,302)	(9,302)	(9,302)	(6,977)	(9,302)	(9,302)	(9,302)	(6,977)	(9,302)	(9,302)	(9,302)	(6,977)	(9,302)
Total Direct Reimbursable Items under AMA	(9,302)	(342,670)	(9,302)	(340,345)	(9,302)	(342,670)	(9,302)	(340,345)	(9,302)	(342,670)	(9,302)	(340,345)	(9,302)
Asset Management Fee	-	(132,500)	-	-	(132,500)	-	(132,500)	-	(132,500)	-	(132,500)	-	(132,500)
Total Asset Management Agreement	(9,302)	(475,170)	(9,302)	(340,345)	(141,802)	(342,670)	(141,802)	(340,345)	(141,802)	(342,670)	(141,802)	(340,345)	(141,802)
Professional Fee	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)
Interest & Fees	-	-	-	(874,180)	-	-	-	(910,516)	-	-	-	-	(889,372)
Total Disbursements	(9,433,087)	(9,873,310)	(9,410,795)	(10,836,825)	(10,466,092)	(10,492,153)	(10,189,091)	(10,092,843)	(10,557,627)	(10,218,001)	(10,210,101)	(9,104,361)	(11,427,964)
Exit Facility Funding	-	-	-	59,347	767,038	153,202	-	-	547,261	114,401	-	-	-
Ending Cash Balance	$ 2,697,599	$ 2,074,222	$ 2,087,442	$ 266,603	$ 266,603	$ 266,603	$ 493,747	$ 732,188	$ 16,803	$ 266,603	$ 741,520	$ 2,237,131	$ 314,060
Cumulative funding	$ 23,312,900	$ 23,312,900	$ 23,312,900	$ 23,372,247	$ 24,139,284	$ 24,292,486	$ 24,292,486	$ 24,292,486	$ 24,839,747	$ 24,954,147	$ 24,954,147	$ 24,954,147	$ 24,954,147
Net funding	$ 20,615,301	$ 21,238,678	$ 21,226,458	$ 23,105,644	$ 23,872,682	$ 24,026,884	$ 23,798,739	$ 23,560,298	24,823,144	24,687,645	24,212,627	22,717,017	24,639,987
	-	-	-	-	-	-	-	-	-	-	-	-	-
Revenue & Operating Account													
Beginning Cash Balance	$ 2,512,502	$ 2,680,996	$ 2,057,620	$ 2,070,840	$ 250,000	$ 250,000	$ 250,000	$ 477,145	$ 715,586	$ (0)	$ 250,000	$ 724,918	$ 2,220,528
Cash Inflows	9,601,581	9,249,934	9,424,015	8,956,638	9,699,054	10,338,952	10,416,235	10,331,284	9,294,780	10,353,600	10,685,019	10,699,972	9,504,693
Operating Disbursements	(9,396,003)	(9,370,359)	(9,373,711)	(9,594,518)	(10,296,508)	(10,121,702)	(10,019,507)	(8,814,202)	(10,388,043)	(9,847,549)	(10,040,517)	(8,736,235)	(10,368,110)
Asset Management Agreement	(9,302)	(475,170)	(9,302)	(340,345)	(141,802)	(342,670)	(141,802)	(340,345)	(141,802)	(342,670)	(141,802)	(340,345)	(141,802)
Professional fee	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)	(27,781)
Interest & Fees	-	-	-	(874,180)	-	-	-	(910,516)	-	-	-	-	(889,372)
Total Disbursements	(9,433,087)	(9,873,310)	(9,410,795)	(10,836,825)	(10,466,092)	(10,492,153)	(10,189,091)	(10,092,843)	(10,557,627)	(10,218,001)	(10,210,101)	(9,104,361)	(11,427,964)
Exit Facility Funding	-	-	-	59,347	767,038	153,202	-	-	547,261	114,401	-	-	-
Ending Cash Balance	$ 2,680,996	$ 2,057,620	$ 2,070,840	$ 250,000	$ 250,000	$ 250,000	$ 477,145	$ 715,586	$ (0)	$ 250,000	$ 724,918	$ 2,220,528	$ 297,568

PEHC 13Wk Model_QB_Q211V4_NewFormat FINAL 6-09-11
Page 1 of 1
Q211QB

Pacific Ethanol Holding Co. LLC
Quarterly Budget Chart of Accounts (Annotated)

Line item	Credit agreements	Notes

Beginning Cash Balance

Cash Inflows
Revenue - Ethanol (Kinergy)		Revenue from ethanol sales
Revenue - WDG (PAP) and others		Revenue from co product sales, other income (such as rail incentive, refunds)
Revenue - CEPIP		Revenue from CEPIP
Others		Other special revenue
Total Cash Inflows

Disbursements

Operating Disbursements
Corn		As approved by approved by the Owners through the budget process or by separate line item approval.
Natural Gas
Electricity
Insurance		Insurance, surety bond paid directly from PEHC
Property Tax and other Taxes
Ethanol Freight
Co-product freight
Lease Payments		Varilease
Grain procurement and handling w/ PAP
Plant Supplies, Maintenance & SG&A
Catch-all category that includes chemicals, denaturant, and other supplies, spare and replacement parts, repairs, janitorial, security and fire services, permitting fees, lab tests, water treatment and disposal, real estate and equipment leases, and SG&A (travel, training, seminars, meals, entertainment, etc.)

Capital Expenditures
Other PEHC costs:
Professional Fees		Professionals engaged directly by PEHC (i.e., Hein, Protiviti, KMPG, legal), all to the extent approved in advance by the Owners through the budget process or a separate approval process.
Bank fees		Operating accounts under exit facility
Contingency
Total Operating Disbursements	10% compliance

Asset Management Agreement

Direct Reimbursable Items under AMA		Items can be contracted by Manager or the Plants and in either case must be approved in advance by the the Owners through the budget process or a separate approval process
Payroll & Benefits - Plants & Plant Operations
Other Direct Expenses
Insurance		Insurance paid by PE-DE, with allocations to PEHC plants
Professional Fees		Professionals engaged by Manager for services to PEHC, all to the extent approved in advance by the Owners through the budget process or a separate approval process.

Total Direct Reimbursable Items under AMA	10% compliance
Asset Management Fee		Fixed amount per AMA; currently $265K/mth
Total Asset Management Agreement

Professional Fee		New PE Holdco board fees and costs, plus fees and expenses for officer and advisors of PEHC

Interest & Fees		Exit facility related interest and fees

Total Disbursements

Exit Facility Funding

Ending Cash Balance

Pacific Ethanol, Inc. (Delaware)
Detail of Selling, General & Admin Expenses

Payroll and Benefits by Department	All items in this chart of accounts are "Manager Expenses" except as noted below:
Accounting
Corporate Development
Executive Finance
Financial Planning & Analysis
Human Resources
Legal Operations	Excludes HQ personnel dedicated to Plant management (2).

Office Expense

Corporate Development
M&A transactions
Public policy consultants
FRA membership dues
Donations and contributions - policy
Donations and contributions - general
Marketing, promotional items, Web design
Investor relations advisory
Investor relations other
Press releases
WCB development
Trade shows and seminars
Continuing education
Travel airfare	Excludes budgeted travel expenses for the Plants under approved development project budgets.
Travel lodging	Excludes budgeted travel expenses for the Plants under approved development project budgets.
Travel car rentla	Excludes budgeted travel expenses for the Plants under approved development project budgets.
Meals/entertainment	Excludes budgeted travel expenses for the Plants under approved development project budgets.

IT Department
Includes computers, software and systems located at the Plants to the extent they comprise part of the wide area and telephone networks. Other hardware items at Plants, such personal computers and servers belonging solely to the local area network, are excluded.

_Internet Services T1 Lines
_Mobile Communications
_Telephones
Conference Calling
Consulting Services - Navision
Consulting Services - Network
Consulting Services - Phone System
Consulting Services - Servers
Continuing Education
Hardware New Users
Maintenance - Environmental
Maintenance - Peripherals
_Maintenance - Phone System
Maintenance - Server
Maintenance - Software Licensing
Maintenance - Workstation
Remote Support
Software New Users
SOX Review/Compliance
Travel

Human Resources Department
Employee recruiting
Background checks and drug screens
Training - corporate
Travel airfare
Travel lodging
Travel car rental
Meals/entertainment
Transfer and relocation
Consulting - general
Consulting - compensation and benefits
Placement fees temp to perm convert
Temporary staffing
Dues and subscriptions
Employee events
Payroll processing fees

Executive Department
Trade shows and seminars
Continuing education
Travel airfare
Travel lodging
Travel car rental
Meals/entertainment

Finance / FPBA Department
Trade shows and seminars
Annual shareholder meeting
Continuing education
Travel airfare
Travel lodging
Travel car rental
Meals/entertainment

Rent and Facilities - Sacramento Office Rent
Lease Terminal fee
Furniture, space planning, art, plants
Security expense
Storage fees
Sacramento parking (reserved)
Sacramento parking (validation/guests)
Office repairs and maintenance
Janitorial services

Operations
Consulting services – engineering
Consulting services - biochemistry
Consulting services – general
Trade shows and seminars
Continuing education
Travel - airfare	Excludes expense for the Plants.
Travel - lodging	Excludes expense for the Plants.
Travel - car rental	Excludes expense for the Plants.
Meals/entertainement	Excludes expense for the Plants.

Professional Fees - Legal	Excludes fees and expenses of outside counsel to the extent they relate soley to legal affairs of the Plants, such as legal fees incurred in connection with loans secured by the Plants.
SEC compliance
Corporate maintenance
Lender counsel
Borrower counsel
Project contracting
Business development support
Permitting and regulatory compliance
Human resources
Litigation
Trade shows and seminars
Continuing education
Travel airfare
Travel lodging
Travel car rental
Meals/entertainment

Professional Fees - Accounting
Excludes fees and expenses of outside professionals to the extent they relate soley to business of the Plants, such as accounting fees incurred for audits and preparation of tax returns of the Plant Owners.

Quarterly reviews
Annual audit - financial
Annual audit - SOX
SOX advisory
401K
Temporary staffing
Derivative accounting
Property tax accounting
Corporate tax prep and advisory
General advisory/special projects
Trade shows and seminars
Continuing education
Travel airfare
Travel lodging
Travel car rental
Meals/entertainment

Director Fees and Expenses
Director fees
Director expenses
Continuing education
Non-cash director compensation

Insurance
D&O liability insurance
Property casualty insurance	Excludes premiums for insurance on Plant assets.
General liability insurance	Excludes premiums for insurance on Plant assets.

Licenses and Fees
Licenses and Fees
PEI DE Asset and Share Tax
Total

PEI DE Asset and Share Tax

Bank Fees	Excludes fees for accounts called for by loans secured by the Plants.
Bank fee
Total

Parsons note
Total other interest expense

Depreciation and Amortization	Not applicable - not a cash item.
Depreciation expense
Amortization expense intangibles

Exhibit I

Sample Performance Incentive Fee Calculation

If six-month EBITDA for plant with a 40 million gallon Operating Capacity is $5 million and the plant produced 20 million gallons of ethanol during such period, the incentive fee would be calculated as follows:

●	The six-month EBITDA is $5 million. Therefore, the annualized EBITDA is $10 million (2 X $5 million).

●	The annualized EBITDA per Gallon of Operating Capacity is $0.25 ($10 million / 40 million).

●	Therefore, the performance bonus is 0.03 x ($0.25 - $0.20) x 20 million = $30,000.

I-1

Exhibit II

Sample Sale Incentive Fee Calculation

Assume (i) a Facility with an Operating Capacity of 60 million gallons is sold generating Asset Sale Proceeds of $80 million, (ii) the aggregate Operating Capacity of all of the Facilities is 200 million gallons, and (iii) the aggregate outstanding Loans are $80 million.

Step 1. Compute Sale Price per Gallon of $0.933333 as follows: Asset Sale Proceeds of $80 million, less $24 million pro rata portion of the Loans allocated to the Facility (i.e. 60,000,000/200,000,000 x $80 million) = $56 million.  Divide $56 million by 60 million.

Step 2.  Calculate Incentive Fee for each “Tier” as the product of (i) the excess of the Sale Price per Gallon over applicable tier floor (not to exceed the Tier ceiling for Tiers II and III), (ii) the Operating Capacity of the Facility, and (iii) the applicable percentage for such Tier set forth in Section 8.2, as follows:

Tier	Excess over Tier Floor	Operating Capacity (Gallons)	Applicable Percentage	Incentive Fee
II - over $.60-$.70	$0.10	60,000,000	0.50%	$30,000
III - over $.70-$.80	$0.10	60,000,000	1.00%	$60,000
IV - over $.80	$0.13333	60,000,000	1.50%	$120,000

Step 3. Add fee for each tier to obtain total Incentive Fee:				$210,000

II-1

Exhibit III

Sample EBITDA Calculation

PROPOSED EBlTDA
PECOL 4/1/10 - 4/30/10

	Current Period
Description	Actual	Notes

Sales		Reflects financials as currently reported in monthly AMA report
Ethanol Sales	$ 5,456,493
Biodiesel Sales
E85 Sales
Denaturant Sales
RIN Sales
WDG Sales	1, 101,804
Syrup Sales	270,456
Kornplex Sales
Grain Sales
Freight Handling Fees
Service Revenues
Freight Revenues	8.204
Other Sales
Intercompany Sales	(189,855)
Total Sales	6,647,103
Cost of Goods Sold
Ethanol	5,812,345
Biodiesel
E85
Denaturant
RINS
WDG COGS	2,524
Syrup COGS
Kornplex Incremental Costs
Grain
Labor	192,806
Freight	490,577
Demurrage	30
Supplies	31,184
Repairs and Maint. Plant	68,020
Storage
Equipment Rent and Lease Expense	11,142
Rail Car Rental
Insurance, Property Tax and Other	25,775
Depreciation	178,852
Derivative (Gains) Losses
Rail Incentives	(30,300)
Inventory Adjustments
Intercompany
Total Cost of Goods Sold	6,782,954
Gross Profit (Loss)	(135,851)

Operating Expenses
Payroll, Bonus and Benefits
Hiring and Training	4,500
Rent or Lease Expense
Taxes, Permits and Fees	86
Insurance
Professional Fees	3,586
Travel and Auto Expenses	4,265
Office and Supplies	741

III-1

Advertising and Promotion
Network, Telephone and Computer
Broker Commissions
Bad Debt Expense
Business Development
Non-Cash Compensation Expense
Depreciation and Amortization	1,140
Plant Layup & Startup Costs
Donations and Contributions
Intercompany	90,286
Total operating expenses	104,603

Net operating income [loss)	(240,455)

Reorganization Costs	172,107

Other income (expense):
Interest Income
Interest Expense	(11,140)
Interest Derivatives Gain (Loss)
Bank Fees	(625)
Income Tax Expense
Other Income (Expense)
Amortization of Deferred Finance Fees	(3,046)
Total other Income (expense)	(14,812)

Non-Controlling Interest VIE

Net Income (Loss )	$ (427,373)
Net Income per GL	427,373
Net Income does not equal gl

ADJUSTED EBITDA CALCULATION

Net Income (Loss)	$ (427,373)
Interest Expense	11,140
Interest Derivatives Gain (Loss)	-
Income Tax Expense	-
Depreciation and Amortization COGS	178,852
Depreciation and Amortization SG&A	1,140
Amortization of Deferred Finance Fees	3,046	Capitalized bank tees, etc.
Non-amortizing finance charges	625	Bank fees, etc.
Other lender related expenses	-	Professional and advisory fees, plan administration fees, etc.
LCM	-
Reorganization Adjustments & Other	172,107	pre-petition, pre-confirmation expenses, other material non-cash (to be itemized), etc.
EBITDA (NOT For External Reporting)	$ (60,463)

III-2